                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM SB-2
                                 AMENDMENT NO. 2

                             Registration Statement
                                      Under
                           The Securities Act of 1933

                          DALRADA FINANCIAL CORPORATION
                   (FORMERLY IMAGING TECHNOLOGIES CORPORATION)
                 (Name of small business issuer in its charter)


              DELAWARE                                         33-0021693
              --------                                         ----------
   (State or other jurisdiction of                         (I.R.S. Employer
   incorporation or organization)                         Identification No.)


                                      7363
                                      ----
                          (Primary Standard Industrial
                           Classification Code Number)


9449 Balboa Avenue, Suite 211, San Diego, California            92123
----------------------------------------------------            -----
     (Address of principal executive offices)                 (Zip code)


        Registrant's Address and Telephone number, including area code:

                                   Brian Bonar
                             Chief Executive Officer
                          9449 Balboa Avenue, Suite 211
                               San Diego, CA 92123
                                 (858) 451-6120


           (Name, address and telephone number of Agent for Service)

                          Copies of communications to:

                              Owen Naccarato, Esq.
                             Naccarato & Associates
                           18301 Von Karman, Suite 430
                            Irvine, California 92612
                                 (949) 851-9261


         Approximate date of commencement of proposed sale to the public: As soon as practicable after the registration statement becomes effective.

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]

                                           CALCULATION OF REGISTRATION FEE

-----------------------------------------------------------------------------------------------------------------------
Title of each class of      Amount to be        Proposed     Proposed       Exercise     Proceeds to    Amount of
securities to be            registered  (1)     maximum      maximum        price per    DRDF           registration
registered                                      offering     aggregate      share (2)                   fee
                                                price per    offering
                                                share (2)    price
--------------------------- ------------------- ------------ -------------- ------------ -------------- ---------------
Common  Shares, par value   228,571,429 (3)     $0.007       $1,600,000                                 $202.72
$.005 underlying secured
convertible debenture
--------------------------- ------------------- ------------ -------------- ------------ -------------- ---------------
Shares underlying warrant    16,000,000                                     $0.011          $176,000    $ 22.30
--------------------------- ------------------- ------------ -------------- ------------ -------------- ---------------
Total Registration Fee      244,571,429                                                                 $225.02 (*)
--------------------------- ------------------- ------------ -------------- ------------ -------------- ---------------

* Previously paid

1) Includes shares of our common stock, par value $0.005 per share, which may be offered pursuant to this registration statement, which shares are issuable upon conversion of a convertible debentures and the exercise of warrants held by the selling stockholders. In addition to the shares set forth in the table, the amount to be registered includes an indeterminate number of shares issuable upon conversion of the debentures and the exercise of the warrants as such number may be adjusted as a result of stock splits, stock dividends and similar transactions in accordance with Rule 416. The number of shares of common stock registered hereunder represents a good faith estimate by us of the number of shares of common stock issuable upon conversion of the debentures and upon exercise of the warrants. For purposes of estimating the number of shares of common stock to be included in this registration statement, we calculated a good faith estimate of the number of shares of our common stock that we believe will be issuable upon conversion of the debentures to account for market fluctuations and the number of shares of common stock that we believe will be issuable upon exercise of the warrants to account for antidilution and price protection adjustments. Should the conversion ratio of the secured convertible debentures result in our having insufficient shares, we will not rely upon Rule 416, but will file a new registration statement to cover the resale of such additional shares should that become necessary. In addition, should a decrease in the exercise price as a result of an issuance or sale of shares below the then current market price, result in our having insufficient shares, we will not rely upon Rule 416, but will file a new registration statement to cover the resale of such additional shares should that become necessary.

(2)      Estimated solely for the purpose of determining the registration fee.

(3) Includes a good faith estimate of the shares underlying the $800,000 in convertible notes accounting for market fluctuations.

(4) Common stock issuable upon the conversion of warrants issued in connection with the convertible note.

                              ---------------------

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effectiveness date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said section 8(a), may determine.

PRELIMINARY PROSPECTUS SUBJECT TO COMPLETION, DATED May 13, 2005

                         Dalrada Financial Corporation
                       244,571,429 Shares of Common Stock

This prospectus relates to the resale by the selling stockholders of up to 244,571,429 shares of Dalrada Financial Corporation's ("DRDF")(Formerly Imaging Technologies Corporation) common stock, including up to 228,571,429 shares of common stock underlying convertible notes in a principal amount of $800,000 and up to 16,000,000 shares of common stock issuable upon the exercise of common stock purchase warrants at $.0187 a share. The convertible notes are basically convertible into common stock at the lower of $0.02 or 70% of the average of the three lowest closing bid prices of the common stock on the principal market for the sixty trading days before but not including the conversion date. The selling stockholders may sell common stock from time to time in the principal market on which the stock is traded at the prevailing market price or in negotiated transactions. These selling stockholders may be deemed underwriters of the shares of common stock which they are offering within the meaning of Section 2(a)(11) of the Securities Act. We will pay the expenses of registering these shares.

Our Common Stock is registered under Section 12(g) of the Securities Exchange Act of 1934 and is quoted on the OTC Bulletin Board under the symbol "DRDF.ob". On May 12, 2005, the closing bid price of our Common Stock on the OTC Bulletin Board was $.0026.

INVESTING IN THESE SECURITIES INVOLVES SIGNIFICANT RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 7 OF THIS PROSPECTUS.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or determined if this Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                   The date of this prospectus is May 13, 2005

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

Table of Contents

                                  Section Title                            Page
                                                                            No.

Summary of Information in the Prospectus                                      5
Risk Factors                                                                  7
Dividend Policy                                                              12
Use of Proceeds                                                              13
Market for Common Equity and Related Stockholder Matters                     14
Management's Discussion and Analysis or Plan of Operations                   16
Our Business                                                                 28
Management                                                                   32
Executive Compensation                                                       35
Security Ownership of Certain Beneficial Owners and Management               36
Certain Relationships and Related Transactions                               38
Description of Securities                                                    38
Selling Stockholders                                                         39
Plan of Distribution                                                         42
Legal Proceedings                                                            44
Experts                                                                      44
Legal Matters                                                                44
Other Available Information                                                  44
Financial Statements                                                         F-1
Indemnification                                                              48

                               PROSPECTUS SUMMARY

This summary contains all material terms of the offering. To understand this offering fully, you should read the entire document carefully. Please pay particular attention to the section entitled "RISK FACTORS" and the section entitled "Financial Statements".

Unless otherwise indicated, this Prospectus assumes that any of DRDF's outstanding options or warrants have not been exercised into shares of DRDF's Common Stock.

                         DALRADA FINANCIAL CORPORATION

         Dalrada Financial Corporation (OTCBB symbol: DRDF) ("DRDF" or the "Company")(formerly Imaging Technologies Corporation) was incorporated in March 1982 under the laws of the State of California, and reincorporated in May 1983 under the laws of the State of Delaware. The Company's principal executive offices are located at 17075 via Del Campo, San Diego, CA 92127. The Company's main phone number is (858) 451-6120.

         We provide a variety of financial services to small and medium-size businesses. These services allow our customers to outsource many human resources tasks, including payroll processing, workers' compensation insurance, health insurance, employee benefits, 401k investment services, personal financial management, and income tax consultation. In November 2001, we began to provide these financial services that relieve existing and potential customers of the burdens associated with personnel management and control. To this end, the Company, through strategic acquisitions, became a professional employer organization ("PEO").

         DRDF provides financial services principally through its wholly-owned SourceOne Group, Inc. ("SOG") subsidiary, which includes several operating units, including ProSportsHR(TM), MedicalHR(TM), and, CallCenterHR(TM) (established subsequent to June 30, 2003). These units provide a broad range of financial services, including: benefits and payroll administration, health and workers' compensation insurance programs, personnel records management, employer liability management, and (in the case of MedicalHR and CallCenterHR), temporary staffing services, to small and medium-sized businesses.

         In January 2003, we completed the acquisition of a controlling interest approximating 88% of the shares of Greenland Corporation. Greenland shares are traded on the NASD Electronic Bulletin Board under the symbol GRLC. Greenland is a financial services company, whose wholly-owned ExpertHR(TM) subsidiary provides the same services as SOG. Greenland's wholly-owned Check Central, Inc. subsidiary is an information technology company that has developed the Check Central Solutions' transaction processing system software and related MAXcash(TM) Automated Banking Machine(TM) (ABM(TM) kiosk designed to provide self-service check cashing and ATM-banking functionality). At present, there is no activity in this subsidiary; and management is evaluating its future. Subsequently, in March 2004, we entered into an agreement with Greenland to return most of our shares in Greenland in return for Greenland's forgiveness of certain DRDF indebtedness and business opportunities. Also see "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION OR PLAN OF OPERATION - ACQUISITIONS, DISPOSITIONS AND SALE OF BUSINESS UNITS."

         In January 2003, we completed the acquisition of a controlling interest (approximately 85%) in the shares of Quik Pix, Inc. ("QPI"). QPI shares are traded on the National Quotation Bureau Pink Sheets(R) under the symbol QPIX. QPI is a visual marketing support firm located in Buena Park, California. QPI's major source of revenues is in developing and mounting photographic and digital images for use in display advertising for tradeshows and customer building interiors. QPI also has a proprietary product PhotoMotion(TM), which is a patented, color medium of multi-image transparencies. The process uses existing originals to create the illusion of movement, and allows for three to five distinct images to be displayed with an existing lightbox.

         In prior years, we were principally involved in the development and distribution of imaging products. Our core technologies are related to the design and development of software products that improve the accuracy of color reproduction. Our ColorBlind(R) software provides color management to improve the accuracy of color reproduction - especially as it relates to matching color between different devices in a network, such as monitors and printers. These products are now supported and distributed by QPI. Additionally, we market our ColorBlind software products on the Internet through our color.com website.

THE OFFERING

---------------------------------------------------- ----------------------------------------------------------------
Securities Offered by Selling Shareholders           Up to 244,571,429 including i) up to 228,571,429 shares of common stock underlying convertible debentures (and 100%
                                                     reserve) in the aggregate amount of $800,000, and ii) up to
                                                     16,000,000 shares of common stock issuable upon the exercise of purchase warrants at an exercise price per share of 110% of the Closing trade price as reported by Bloomberg L.P. for the
                                                     OTC Bulletin Board for the trading day preceding but not
                                                     including the closing date.
---------------------------------------------------- ----------------------------------------------------------------
---------------------------------------------------- ----------------------------------------------------------------
Common Stock Outstanding after the offering...       Up to 967,490,814  Shares
---------------------------------------------------- ----------------------------------------------------------------
---------------------------------------------------- ----------------------------------------------------------------
Offering Price                                       The selling shareholders can sell the shares at any price.
---------------------------------------------------- ----------------------------------------------------------------
---------------------------------------------------- ----------------------------------------------------------------
Use of Proceeds                                      This prospectus relates to shares of DRDF's common stock that may be offered and sold from time to time by the selling
                                                     stockholders.  We will not receive any proceeds from the sale of shares by the selling shareholders.  However, we will
                                                     receive proceeds upon the exercise of any warrants that may be exercised by the selling shareholders.  These funds will be used for ongoing operations.
---------------------------------------------------- ----------------------------------------------------------------
---------------------------------------------------- ----------------------------------------------------------------
Market for our Common Stock                          Our Common Stock is quoted on the Over-the Counter Bulletin
                                                     Board, also called OTCBB, under the trading symbol "DRDF". The market for our Common Stock is highly volatile. We can provide no assurance that there will be a market in the future for our
                                                     Common Stock.
---------------------------------------------------- ----------------------------------------------------------------

The above information regarding common stock to be outstanding after the offering is based on 722,919,389 SHARES OF COMMON STOCK OUTSTANDING AS OF APRIL 30, 2005 and assumes the subsequent conversion of the $800,000 issued convertible debenture and the exercise of warrants.

On December 17, 2003, DRDF entered into a Subscription Agreement for $800,000, whereby we issued convertible debentures bearing 8% annual interest rate, to the following: 1) $225,000 to Alpha Capital Aktiengesellschaft, 2) $200,000 to Gamma Opportunity Capital Partners, LP, 3) $200,000 to the Longview Fund, L.P. and 4) $150,000 to Stonestreet Limited Partnership. The convertible debentures can be converted into shares of common stock with the conversion price per share being the lower of (i) $.02 or (ii) seventy percent (70%) of the average of the three lowest closing bid prices for the sixty (60) trading days prior to but not including the conversion date for the common stock.

The holders of the 8% convertible debentures may not convert its securities into shares of DRDF's common stock if after the conversion such holder would beneficially own over 9.9% of the outstanding shares of DRDF's common stock. The holder may waive this percent ownership restriction upon not less than 61 days notice to DRDF. Since the number of shares of DRDF's common stock issuable upon conversion of the debentures will change based upon fluctuations of the market price of DRDF's common stock prior to a conversion, the actual number of shares of DRDF's common stock that will be issued under the debentures owned by the holders is based on a reasonable good faith estimate of the maximum amount needed.

DRDF issued in conjunction with these convertible debentures warrants to purchase 16,000,000 shares of common with at an exercise price of $.0187 per share.

See the "Selling Stockholders" and "Risk Factors" sections for a complete description of the secured convertible notes.

RISK FACTORS

AN INVESTMENT IN SHARES OF DRDF'S COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD CAREFULLY CONSIDER THE FOLLOWING INFORMATION, WHICH SUMMARIZES ALL MATERIAL RISKS, TOGETHER WITH THE OTHER INFORMATION CONTAINED IN THIS PROSPECTUS, BEFORE YOU DECIDE TO BUY DRDF'S COMMON STOCK. IF ANY OF THE FOLLOWING RISKS ACTUALLY OCCUR, DRDF'S BUSINESS WOULD LIKELY SUFFER. IN THESE CIRCUMSTANCES, THE MARKET PRICE OF DRDF'S COMMON STOCK COULD DECLINE, AND YOU MAY LOSE ALL OR PART OF YOUR INVESTMENT.

RISKS RELATING TO OUR BUSINESS:
-------------------------------

IF WE ARE UNABLE TO SECURE FUTURE CAPITAL, WE WILL BE UNABLE TO CONTINUE OUR OPERATIONS.

Our business has not been profitable in the past and it may not be profitable in the future. We may incur losses on a quarterly or annual basis for a number of reasons, some within and others outside our control. See "Potential Fluctuation in Our Quarterly Performance." The growth of our business will require the commitment of substantial capital resources. If funds are not available from operations, we will need additional funds. We may seek such additional funding through public and private financing, including debt or equity financing. Adequate funds for these purposes, whether through financial markets or from other sources, may not be available when we need them. Even if funds are available, the terms under which the funds are available to us may not be acceptable to us. Insufficient funds may require us to delay, reduce or eliminate some or all of our planned activities.

To successfully execute our current strategy, we will need to improve our working capital position. The report of our independent auditors accompanying the Company's June 30, 2003 financial statements includes an explanatory paragraph indicating there is a substantial doubt about the Company's ability to continue as a going concern, due primarily to the decreases in our working capital and net worth. The Company plans to overcome the circumstances that impact our ability to remain a going concern through a combination of increased revenues and decreased costs, with interim cash flow deficiencies being addressed through additional equity financing.

IF OUR QUARTERLY PERFORMANCE CONTINUES TO FLUCTUATE, IT MAY HAVE A NEGATIVE IMPACT ON OUR BUSINESS.

Our quarterly operating results can fluctuate significantly depending on a number of factors, any one of which could have a negative impact on our results of operations. We may experience significant quarterly fluctuations in revenues and operating expenses as we introduce new products and services. Accordingly, any inaccuracy in our forecasts could adversely affect our financial condition and results of operations. Demand for our products and services could be adversely affected by a slowdown in the overall demand for imaging products and/or financial and PEO services. Our failure to complete shipments during a quarter could have a material adverse effect on our results of operations for that quarter. Quarterly results are not necessarily indicative of future performance for any particular period.

SINCE MANY OF OUR COMPETITORS HAVE GREATER FINANCIAL AND MARKETING RESOURCES THAN WE DO, WE MAY EXPERIENCE A REDUCTION IN MARKET SHARE AND REVENUES.

The markets for our products and services are highly competitive and rapidly changing. Some of our current and prospective competitors have significantly greater financial, technical, and marketing resources than we do. Our ability to compete in our markets depends on a number of factors, some within and others outside our control. These factors include: the frequency and success of product and services introductions by us and by our competitors, the selling prices of our products and services and of our competitors' products and services, the performance of our products and of our competitors' products, product distribution by us and by our competitors, our marketing ability and the marketing ability of our competitors, and the quality of customer support offered by us and by our competitors.

The PEO industry is highly fragmented. While many of our competitors have limited operations, there are several PEO companies equal or substantially greater in size than ours. We also encounter competition from "fee-for-service" companies such as payroll processing firms, insurance companies, and human resources consultants. The large PEO companies have substantially more resources than us and provide a broader range of resources than we do.

IF WE ACQUIRE COMPLEMENTARY BUSINESSES, WE MAY NOT BE ABLE TO EFFECTIVELY INTEGRATE THEM INTO OUR CURRENT OPERATIONS, WHICH WOULD ADVERSELY AFFECT OUR OVERALL FINANCIAL PERFORMANCE.

In order to grow our business, we may acquire businesses that we believe are complementary. To successfully implement this strategy, we must identify suitable acquisition candidates, acquire these candidates on acceptable terms, integrate their operations and technology successfully with ours, retain existing customers and maintain the goodwill of the acquired business. We may fail in our efforts to implement one or more of these tasks. Moreover, in pursuing acquisition opportunities, we may compete for acquisition targets with other companies with similar growth strategies. Some of these competitors may be larger and have greater financial and other resources than we do. Competition for these acquisition targets likely could also result in increased prices of acquisition targets and a diminished pool of companies available for acquisition. Our overall financial performance will be materially and adversely affected if we are unable to manage internal or acquisition-based growth effectively. Acquisitions involve a number of risks, including: integrating acquired products and technologies in a timely manner, integrating businesses and employees with our business, managing geographically-dispersed operations, reductions in our reported operating results from acquisition-related charges and amortization of goodwill, potential increases in stock compensation expense and increased compensation expense resulting from newly-hired employees, the diversion of management attention, the assumption of unknown liabilities, potential disputes with the sellers of one or more acquired entities, our inability to maintain customers or goodwill of an acquired business, the need to divest unwanted assets or products, and the possible failure to retain key acquired personnel.

Client satisfaction or performance problems with an acquired business could also have a material adverse effect on our reputation, and any acquired business could significantly under perform relative to our expectations. We cannot be certain that we will be able to integrate acquired businesses, products or technologies successfully or in a timely manner in accordance with our strategic objectives, which could have a material adverse effect on our overall financial performance.

In addition, if we issue equity securities as consideration for any future acquisitions, existing stockholders will experience ownership dilution and these equity securities may have rights, preferences or privileges superior to those of our common stock.

IF WE ARE UNABLE TO DEVELOP AND/OR ACQUIRE NEW PRODUCTS IN A TIMELY MANNER, WE MAY EXPERIENCE A SIGNIFICANT DECLINE IN SALES AND REVENUES, WHICH MAY HURT OUR ABILITY TO CONTINUE OPERATIONS.

The markets for our products are characterized by rapidly evolving technology, frequent new product introductions and significant price competition. Consequently, short product life cycles and reductions in product selling prices due to competitive pressures over the life of a product are common. Our future success will depend on our ability to continue to develop new versions of our ColorBlind software, and to acquire competitive products from other manufacturers. We monitor new technology developments and coordinate with suppliers, distributors and dealers to enhance our products and to lower costs. If we are unable to develop and acquire new, competitive products in a timely manner, our financial condition and results of operations will be adversely affected.

IF WE ARE FOUND TO BE INFRINGING ON A COMPETITOR'S INTELLECTUAL PROPERTY RIGHTS OR IF WE ARE REQUIRED TO DEFEND AGAINST A CLAIM OF INFRINGEMENT, WE MAY BE REQUIRED TO REDESIGN OUR PRODUCTS OR DEFEND A LEGAL ACTION AT SUBSTANTIAL COSTS TO US.

We currently hold only one patent through our QPI subsidiary for its Photomotion product. Our software products are copyrighted. However, copyright protection does not prevent other companies from emulating the features and benefits provided by our software. We protect our software source code as trade secrets and make our proprietary source code available to OEM customers only under limited circumstances and specific security and confidentiality constraints.

IF OUR DISTRIBUTORS REDUCE OR DISCONTINUE SALES OF OUR PRODUCTS, OUR BUSINESS MAY BE MATERIALLY AND ADVERSELY AFFECTED.

Our products are marketed and sold through a distribution channel of value added resellers, manufacturers' representatives, retail vendors, and systems integrators. We have a small network of dealers and distributors in the United States and internationally. We support our worldwide distribution network and end-user customers through operations headquartered in San Diego.

Portions of our sales are made through distributors, who may carry competing product lines. These distributors could reduce or discontinue sales of our products, which could adversely affect us. These independent distributors may not devote the resources necessary to provide effective sales and marketing support of our products. In addition, we are dependent upon the continued viability and financial stability of these distributors, many of which are small organizations with limited capital. These distributors, in turn, are substantially dependent on general economic conditions and other unique factors affecting our markets.

INCREASES IN HEALTH INSURANCE PREMIUMS, UNEMPLOYMENT TAXES, AND WORKERS' COMPENSATION RATES WILL HAVE A SIGNIFICANT EFFECT ON OUR FUTURE FINANCIAL PERFORMANCE.

Health insurance premiums, state unemployment taxes, and workers' compensation rates are, in part, determined by our PEO companies' claims experience, and comprise a significant portion of our direct costs. We employ risk management procedures in an attempt to control claims incidence and structure our benefits contracts to provide as much cost stability as possible. However, should we experience a large increase in claims activity, the unemployment taxes, health insurance premiums, or workers' compensation insurance rates we pay could increase. Our ability to incorporate such increases into service fees to clients is generally constrained by contractual agreements with our clients. Consequently, we could experience a delay before such increases could be reflected in the service fees we charge. As a result, such increases could have a material adverse effect on our financial condition or results of operations.

WE CARRY SUBSTANTIAL LIABILITY FOR WORKSITE EMPLOYEE PAYROLL AND BENEFITS COSTS.

Under our client service agreements, we become a co-employer of worksite employees and we assume the obligations to pay the salaries, wages, and related benefits costs and payroll taxes of such worksite employees. We assume such obligations as a principal, not merely as an agent of the client company. Our obligations include responsibility for (a) payment of the salaries and wages for work performed by worksite employees, regardless of whether the client company makes timely payment to us of the associated service fee; and (2) providing benefits to worksite employees even if the costs incurred by us to provide such benefits exceed the fees paid by the client company. If a client company does not pay us, or if the costs of benefits provided to worksite employees exceed the fees paid by a client company, our ultimate liability for worksite employee payroll and benefits costs could have a material adverse effect on the our financial condition or results of operations.

AS A MAJOR EMPLOYER, OUR OPERATIONS ARE AFFECTED BY NUMEROUS FEDERAL, STATE, AND LOCAL LAWS RELATED TO LABOR, TAX, AND EMPLOYMENT MATTERS.

By entering into a co-employer relationship with employees assigned to work at client company locations, we assume certain obligations and responsibilities or an employer under these laws. However, many of these laws (such as the Employee Retirement Income Security Act ("ERISA") and federal and state employment tax laws) do not specifically address the obligations and responsibilities of non-traditional employers such as PEOs; and the definition of "employer" under these laws is not uniform. Additionally, some of the states in which we operate have not addressed the PEO relationship for purposes of compliance with applicable state laws governing the employer/employee relationship. If these other federal or state laws are ultimately applied to our PEO relationship with our worksite employees in a manner adverse to us, such an application could have a material adverse effect on our financial condition or results of operations.

While many states do not explicitly regulate PEOs, over 20 states have passed laws that have licensing or registration requirements for PEOs, and several other states are considering such regulation. Such laws vary from state to state, but generally provide for monitoring the fiscal responsibility of PEOs and, in some cases, codify and clarify the co-employment relationship for unemployment, workers' compensation, and other purposes under state law. There can be no assurance that we will be able to satisfy licensing requirements of other applicable relations for all states. Additionally, there can be no assurance that we will be able to renew our licenses in all states.

THE MAINTENANCE OF HEALTH AND WORKERS' COMPENSATION INSURANCE PLANS THAT COVER WORKSITE EMPLOYEES IS A SIGNIFICANT PART OF OUR BUSINESS.

The current health and workers' compensation contracts are provided by vendors with whom we have an established relationship, and on terms that we believe to be favorable. While we believe that replacement contracts could be secured on competitive terms without causing significant disruption to our business, there can be no assurance in this regard.

OUR STANDARD AGREEMENTS WITH PEO CLIENTS ARE SUBJECT TO CANCELLATION ON 60-DAYS WRITTEN NOTICE BY EITHER THE COMPANY OR THE CLIENT.

Accordingly, the short-term nature of our client service agreements make us vulnerable to potential cancellations by existing clients, which could materially and adversely affect our financial condition and results of operations. Additionally, our results of operations are dependent, in part, upon our ability to retain or replace client companies upon the termination or cancellation of our agreements.

A NUMBER OF PEO INDUSTRY LEGAL ISSUES REMAIN UNRESOLVED WITH RESPECT TO THE CO-EMPLOYMENT AGREEMENT BETWEEN A PEO AND ITS WORKSITE EMPLOYEES, INCLUDING QUESTIONS CONCERNING THE ULTIMATE LIABILITY FOR VIOLATIONS OF EMPLOYMENT AND DISCRIMINATION LAWS.

Our client service agreement establishes a contractual division of responsibilities between our clients and us for various personnel management matters, including compliance with and liability under various government regulations. However, because we act as a co-employer, we may be subject to liability for violations of these or other laws despite these contractual provisions, even if we do not participate in such violations. Although our agreement provides that the client is to indemnify us for any liability attributable to the conduct of the client, we may not be able to collect on such a contractual indemnification claim, and thus may be responsible for satisfying such liabilities. Additionally, worksite employees may be deemed to be our agents, subjecting us to liability for the actions of such worksite employees.

IF THE SUPERIOR SECURITY INTEREST HELD BY IMPERIAL BANK IS REMOVED AND IF ALL OF THE LAWSUITS CURRENTLY FILED WERE DECIDED AGAINST US AND/OR ALL THE JUDGMENTS CURRENTLY OBTAINED AGAINST US WERE TO BE IMMEDIATELY COLLECTED, WE WOULD HAVE TO CEASE OUR OPERATIONS.

Throughout fiscal 2001, 2002 and 2003, and through the date of this filing, approximately fifty trade creditors have made claims and/or filed actions alleging the failure of us to pay our obligations to them in a total amount exceeding $3 million. These actions are in various stages of litigation, with many resulting in judgments being entered against us. Several of those who have obtained judgments have filed judgment liens on our assets. These claims range in value from less than one thousand dollars to just over one million dollars, with the great majority being less than twenty thousand dollars. Should we be required to pay the full amount demanded in each of these claims and lawsuits, we may have to cease our operations. However, to date, the superior security interest held by Imperial Bank has prevented nearly all of these trade creditors from collecting on their judgments.

IF OUR OPERATIONS CONTINUE TO RESULT IN A NET LOSS, NEGATIVE WORKING CAPITAL AND A DECLINE IN NET WORTH, AND WE ARE UNABLE TO OBTAIN NEEDED FUNDING, WE MAY BE FORCED TO DISCONTINUE OPERATIONS.

For several recent periods, up through the present, we had a net loss and negative working capital, which raises substantial doubt about our ability to continue as a going concern. Our losses have resulted primarily from an inability to achieve revenue targets due to insufficient working capital. Our ability to continue operations will depend on positive cash flow, if any, from future operations and on our ability to raise additional funds through equity or debt financing. Although we have reduced our work force, suspended some of our operations, and entered into new market segments (financial services), if we are unable to achieve the necessary revenues or raise or obtain needed funding, we may be forced to discontinue operations.

IF AN OPERATIONAL RECEIVER IS REINSTATED TO CONTROL OUR OPERATIONS, WE MAY NOT BE ABLE TO CARRY OUT OUR BUSINESS PLAN.

On August 20, 1999, at the request of Imperial Bank, our primary lender, the Superior Court, San Diego appointed an operational receiver to us. On August 23, 1999, the operational receiver took control of our day-to-day operations. On June 21, 2000, the Superior Court, San Diego issued an order dismissing the operational receiver as a part of a settlement of litigation with Imperial Bank pursuant to the Settlement Agreement effective as of June 20, 2000. The Settlement Agreement requires that we make monthly payments of $150,000 to Imperial Bank until the indebtedness is paid in full. This agreement does not require us to pay any interest unless we default on the settlement agreement and fail to cure the default. Regardless, we have continued to accrue interest on this debt until it has been paid and there is no possibility that such interest will become due and payable. However, in the future, without additional funding sufficient to satisfy Imperial Bank and our other creditors, as well as providing for our working capital, there can be no assurances that an operational receiver may not be reinstated. If an operational receiver is reinstated, we will not be able to expand our products nor will we have complete control over sales policies or the allocation of funds.

The penalty for noncompliance of the Settlement Agreement is a stipulated judgment that allows Imperial Bank to immediately reinstate the operational receiver and begin liquidation proceedings against us. Our current arrangement with CoAmerica Bank (formerly Imperial Bank) reduces are monthly payments of $50,000. The remaining balance due as of June 30, 2004, is $3.1 million.

WE HAVE NOT REMAINED CURRENT IN OUR PAYMENT OF FEDERAL AND STATE INCOME AND OTHER PAYROLL-RELATED TAXES WITHHELD IN OUR PEO BUSINESS.

We have not been able to remain current in our payments of federal and state tax obligations related to our PEO operations. We are currently working with the Internal Revenue Service and state agencies to resolve these issues and establish repayment plans. If we are not able to establish repayment plans that allow us to continue our operations, we may be forced to cease doing business in the financial services marketplace. The amount due as of June 30, 2004 is approximately $5.3 million.

RISKS RELATING TO OUR CURRENT FINANCING ARRANGEMENT:
----------------------------------------------------

THE CONTINUOUSLY ADJUSTABLE CONVERSION PRICE FEATURE OF OUR CONVERTIBLE NOTES COULD REQUIRE US TO ISSUE A SUBSTANTIALLY GREATER NUMBER OF SHARES, WHICH WILL CAUSE DILUTION TO OUR EXISTING STOCKHOLDERS.

There are a large number of shares underlying the convertible note and warrants in this offering that may be available for future sale and the sale of these shares may depress the market price of DRDF's common stock and may cause substantial dilution to DRDF's existing stockholders.

The number of shares of common stock issuable upon conversion of the convertible note in this offering may increase if the market price of DRDF's stock declines. All of the shares, including all of the shares issuable upon conversion of the notes and debentures and upon exercise of DRDF's warrants, may be sold without restriction. The sale of these shares may adversely affect the market price of DRDF's common stock. The issuance of shares upon conversion of the convertible notes and debentures and exercise of outstanding warrants will also cause immediate and substantial dilution to DRDF's existing stockholders and may make it difficult to obtain additional capital.

In addition, our obligation to issue shares upon conversion of our convertible notes is essentially limitless. The following gives examples of the number of shares that would be issued if the $800,000 of convertible notes in this offering were converted at one time at prices representing 25%, 50%, and 75% below the current market price (assuming a conversion price to the note holders of $0.0026). As of April 30, 2005, we had 722,919,389 shares of common stock outstanding.

                    Price                               Number                 % of
% Below             Per               With Discount     of Shares              Outstanding
Market              Share             at 30%            Issuable               Stock
-------------       --------------    -----------       ----------------       -----------
     25%               $0.00195        $0.00137             583,941,606             81%
     50%                $0.0013        $0.00091             879,120,879            122%
     75%               $0.00066        $0.00046           1,739,130,435            240%

     "SECURITY OWNERSHIP TABLE", DESCRIPTION OF SECURITIES AND THE "SELLING
          SECURITY HOLDER TABLE" BEGINNING ON PAGE 31, 34 AND PAGE 35,
                        RESPECTIVELY, OF THIS PROSPECTUS.


THERE ARE A LARGE NUMBER OF SHARES UNDERLYING OUR CONVERTIBLE NOTES AND WARRANTS THAT MAY BE AVAILABLE FOR FUTURE SALE AND THE SALE OF THESE SHARES MAY DEPRESS THE MARKET PRICE OF OUR COMMON STOCK

As of April 30, 2005, we had 722,919,389 shares of common stock issued and outstanding and convertible notes outstanding that may be converted into an estimated 307,692,308 shares of common stock at current market prices, and outstanding warrants to purchase 16,000,000 shares of common stock. In addition, the number of shares of common stock issuable upon conversion of the outstanding convertible notes may increase if the market price of our stock declines. All of the shares, including all of the shares issuable upon conversion of the notes and upon exercise of our warrants, may be sold without restriction. The sale of these shares may adversely affect the market price of our common stock. As the market price declines, then the callable secured convertible notes will be convertible into an increasing number of shares of common stock resulting in dilution to our shareholders.

FUNDING BY ISSUING DEBT THAT CONVERTS AT EITHER A FIXED LOW PRICE OR AT A DISCOUNT MAY HAVE THE EFFECT OF SETTING A CEILING ON YOUR STOCK AS THE INVESTORS CONVERT AND SELL IN LARGE AMOUNTS.

Investors usually convert and sell at times when there is enough trading volume to absorb blocks of stock without driving the price of the stock down. This method of converting and selling into the market sometimes has the effect of preventing the price of the stock to rise, resulting in a temporary ceiling in the stock price. This ceiling has the possibility of remaining in place until the convertible note holders have fully converted out of their convertible notes.

RISKS RELATING TO OUR STOCK:

DRDF'S COMMON STOCK IS SUBJECT TO THE "PENNY STOCK" RULES OF THE SEC AND THE TRADING MARKET IN DRDF'S SECURITIES IS LIMITED, WHICH MAKES TRANSACTIONS IN DRDF'S STOCK CUMBERSOME AND MAY REDUCE THE VALUE OF AN INVESTMENT IN DRDF'S STOCK.

DRDF's shares of Common Stock are "penny stocks" as defined in the Exchange Act, which are quoted in the over-the-counter market on the OTC Bulletin Board. As a result, an investor may find it more difficult to dispose of or obtain accurate quotations as to the price of the shares of the Common Stock being registered hereby. In addition, the "penny stock" rules adopted by the Commission under the Exchange Act subject the sale of the shares of the Common Stock to certain regulations which impose sales practice requirements on broker-dealers. For example, broker-dealers selling such securities must, prior to effecting the transaction, provide their customers with a document that discloses the risks of investing in such securities. Included in this document are the following:

         o The bid and offer price quotes for the penny stock, and the number of shares to which the quoted prices apply.
         o        The brokerage firm's compensation for the trade.
         o The compensation received by the brokerages firm's salesperson for the trade.

In addition, the brokerage firm must send the investor:

         o Monthly account statement that gives an estimate of the value of each penny stock in your account.
         o A written statement of your financial situation and investment goals.

Legal remedies, which may be available to you, are as follows:

         o If penny stocks are sold to you in violation of your rights listed above, or other federal or state securities laws, you may be able to cancel your purchase and get your money back.
         o If the stocks are sold in a fraudulent manner, you may be able to sue the persons and firms that caused the fraud for damages.
         o If you have signed an arbitration agreement, however, you may have to pursue your claim through arbitration.

If the person purchasing the securities is someone other than an accredited investor or an established customer of the broker-dealer, the broker-dealer must also approve the potential customer's account by obtaining information concerning the customer's financial situation, investment experience and investment objectives. The broker-dealer must also make a determination whether the transaction is suitable for the customer and whether the customer has sufficient knowledge and experience in financial matters to be reasonably expected to be capable of evaluating the risk of transactions in such securities. Accordingly, the Commission's rules may limit the number of potential purchasers of the shares of the Common Stock.

RESALE RESTRICTIONS ON TRANSFERRING "PENNY STOCKS" ARE SOMETIMES IMPOSED BY SOME STATES, WHICH MAY MAKE TRANSACTIONS IN OUR STOCK CUMBERSOME AND MAY REDUCE THE VALUE OF AN INVESTMENT IN OUR STOCK.

Various state securities laws impose restrictions on transferring "penny stocks" and as a result, investors in the Common Stock may have their ability to sell their shares of the Common Stock impaired. For example, the Utah Securities Commission prohibits brokers from soliciting buyers for "penny stocks", which makes selling them more difficult.

DRDF'S ABSENCE OF DIVIDENDS OR THE ABILITY TO PAY THEM PLACES A LIMITATION ON ANY INVESTORS RETURN.

DRDF anticipates that for the foreseeable future, earnings will be retained for the development of its business. Accordingly, DRDF does not anticipate paying dividends on the common stock in the foreseeable future. The payment of future dividends will be at the sole discretion of DRDF's Board of Directors and will depend on DRDF's general business condition.

INFORMATION ABOUT FORWARD-LOOKING STATEMENTS
--------------------------------------------

This Prospectus contains certain forward-looking statements, which involve substantial risks and uncertainties. These forward-looking statements can generally be identified because the context of the statement includes words such as "may," "will," "except," "anticipate," "intend," "estimate," "continue," "believe," or other similar words. Similarly, this prospectus also contains forward-looking statements about our future. Forward-looking statements include statements about our:

Plans, Objectives, Goals, Strategies, Expectations for the future, Future performance and events, Underlying assumptions for all of the above and other statements, which are not statements of historical facts.

These forward-looking statements involve risks and uncertainties discussed in the risk factor section (see page 7), which could cause our actual results to materially differ from our forward-looking statements. We make these forward-looking statements based on our analysis of internal and external historical trends, but there can be no assurance that we will achieve the results set forth in these forward-looking statements. Our forward-looking statements are expressed in good faith and we believe that there is a reasonable basis for us to make them.

We have no obligation to update or revise these forward-looking statements to reflect future events.

USE OF PROCEEDS
---------------

DRDF will not receive any of the proceeds from the sale of the shares of common stock offered by the selling shareholders under this prospectus. There are warrants being issued with the current funding. If the warrants were exercised, the maximum DRDF would receive are proceeds of approximately $240,000.

If the resale of the warrant shares fails to be registered pursuant to an effective registration statement under the Securities Act, this warrant may affect a cashless exercise, including a calculation of the number of shares of Common Stock to be issued upon such exercise. In the event of a Cashless Exercise, in lieu of paying the Exercise Price in cash, the holder shall surrender this Warrant for that number of shares of Common Stock determined by multiplying the number of Warrant Shares to which it would otherwise be entitled by a fraction, the numerator of which shall be the difference between the then current market price per share of the common stock and the exercise price, and the denominator of which shall be the then current market price per share of common stock. For example, if the holder is exercising 100,000 warrants with a per warrant exercise price of $0.75 per share through a cashless exercise when the Common Stock's current Market Price per share is $2.00 per share, the holder will receive 62,500 shares of Common Stock.

The proceeds, if any, that DRDF receives from the exercise of warrants will be used for working capital in support of the growing business.

The foregoing represents DRDF's current best estimate of our use of the proceeds derived from the exercise of the warrants to purchase the shares of Common Stock offered in this prospectus, if any, based upon our present plans, the state of our business operations and current conditions in the industry in which we operate. DRDF reserves the right to change the use of the proceeds if unanticipated developments in our business, business opportunities, or changes in economic, regulatory or competitive conditions, make shifts in the allocations of proceeds necessary or desirable.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS
--------------------------------------------------------

         Our common stock is quoted on the Over-the Counter Bulletin Board, also called the OTCBB, under the trading symbol "DRDF". The following table set forth the quarterly high and low bid prices per share for our common stock. The bid prices reflect inter-dealer prices, without retail markup, markdown, or commission and may not represent actual transactions.

                                                          High        Low
                                                          ----        ---
                        Year ended June 30, 2002
                             First quarter              $  0.07     $  0.03
                             Second quarter                0.02        0.05
                             Third quarter                 0.05        0.01
                             Fourth quarter                0.04        0.01
                        Year ended June 30, 2003
                             First quarter              $  0.05     $  0.01
                             Second quarter                0.04        0.01
                             Third quarter                 0.02        0.01
                             Fourth quarter                0.02        0.01
                        Year ended June 30, 2004
                             First quarter              $  0.04     $  0.01
                             Second quarter                0.04        0.02
                             Third quarter                 0.02        0.01
                             Fourth Quarter                0.01        0.01
                        Year Ended June 30, 2005
                             First quarter              $  0.01     $  0.01
                             Second quarter                0.00        0.00
                             Third quarter                 0.00        0.00

         As of April 30, 2005, there were approximately 447 registered shareholders of DRDF's Common Stock reported by our transfer agent, Atlas Stock Transfer, and as of April 30, 2005 there were 722,919,389 shares issued and outstanding.

DIVIDENDS

         We have never declared nor paid any cash dividends on our common stock. We currently intend to retain earnings, if any, after any payment of dividends on our 5% Convertible Preferred Stock, for use in our business and therefore, do not anticipate paying any cash dividends on our common stock.

         Holders of the 5% Convertible Preferred Stock are entitled to receive, when and as declared by the Board of Directors, but only out of amounts legally available for the payment thereof, cumulative cash dividends at the annual rate of $50.00 per share, payable semi-annually, commencing on October 15, 1986. DRDF has never declared nor paid any cash dividends on the 5% Convertible Preferred Stock. Dividends in arrears at June 30, 2004 were $421 thousand.

         We do not anticipate paying dividends on the 5% Convertible Preferred Stock in the near future. However, the 5% Convertible Preferred Stock is convertible, at any time, into shares of DRDF common stock, at a price of $17.50 per common share. This conversion price is subject to certain anti-dilution adjustments, in the event of certain future stock splits or dividends, mergers, consolidations or other similar events. In addition, we shall reserve, and keep reserved, out of our authorized but un-issued shares of common stock, sufficient shares to effect the conversion of all shares of the 5% convertible preferred stock.

         On August 9, 2002, pursuant to shareholder authorization, we implemented a 1-for-20 reverse split of our common stock. All share and per share data in this Form 10-K have been retroactively restated to reflect this reverse stock split.

TRANSFER AGENT AND REGISTRAR

         DRDF's transfer agent is Atlas Stock Transfer, 5899 South State Street, Salt Lake City, Utah 54107, with phone number of (801) 266-7151


                          SUMMARY FINANCIAL INFORMATION

The summary historical financial data should be read in conjunction with the financial statements (and notes thereto) of our Company and the "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this Prospectus.

                                    Year ended June 30,       Six Months Ended December 31,
                                    2004           2003           2004           2003
                                 ---------      ---------      ---------      ---------
                                         (Audited)*                  (Unaudited)
Gross Profit                     $   3,224      $   1,665      $   1,312      $     976
Total Operating Costs                4,196          5,623          2,005          4,077
                                 ---------      ---------      ---------      ---------
Loss from Operations                  (972)        (3,958)          (693)        (3,101)


Provision for Income Taxes              --             --
Other income (expenses), net         1,053         (2,918)           (32)          (323)

Net income( Loss)                $      81      $  (6,876)     $    (725)     $  (3,424)
                                 =========      =========      =========      =========
Weighted average Common
     Shares outstanding            331,004         97,153        613,178        264,745
                                 =========      =========      =========      =========

Net income (loss) per share      $    0.00      $   (0.07)     $   (0.00)     $   (0.02)
                                 =========      =========      =========      =========

Total Assets                     $   2,852      $   7,595      $   4,905      $   6,607
Total Liabilities                $  23,777      $  31,575      $  26,177      $  32,458
Shareholders' equity             $ (20,925)     $ (23,980)     $ (21,272)     $ (26,772)

* AMOUNT IN THOUSANDS

           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                              OR PLAN OF OPERATION

The following discussion and analysis should be read in conjunction with the consolidated financial statements and notes thereto included in the Company Annual Report on Form 10-KSB for the year ended June 30, 2004. The statements contained in this Report on Form 10-QSB that are not purely historical are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements regarding our expectations, hopes, intentions or strategies regarding the future. Forward-looking statements include statements regarding: future product or product development; future research and development spending and our product development strategies, and are generally identifiable by the use of the words "may", "should", "expect", "anticipate", "estimates", "believe", "intend", or "project" or the negative thereof or other variations thereon or comparable terminology. Forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements (or industry results, performance or achievements) expressed or implied by these forward-looking statements to be materially different from those predicted. The factors that could affect our actual results include, but are not limited to, the following: general economic and business conditions, both nationally and in the regions in which we operate; competition; changes in business strategy or development plans; our inability to retain key employees; our inability to obtain sufficient financing to continue to expand operations; and changes in demand for products by our customers.

OVERVIEW

We provide a variety of financial services to small and medium-size businesses. These services allow our customers to outsource many human resources tasks, including payroll processing, workers' compensation insurance, health insurance, employee benefits, 401k investment services, personal financial management, and income tax consultation. In November 2001, we began to provide these services to relieve some of the negative impact they have on the business operations of our existing and potential customers. To this end, through strategic acquisitions, we became a professional employer organization ("PEO").

We provide financial services principally through our wholly-owned SourceOne Group, Inc. ("SOG") subsidiary. These units provide a broad range of financial services, including: benefits and payroll administration, health and workers' compensation insurance programs, personnel records management, and employer liability management. Through our Jackson Staffing subsidiary (and MedicalHR and CallCenterHR operating units), we provide temporary staffing services to small and medium-sized businesses - primarily to call centers and medical facilities.

In January 2003, we completed the acquisition of controlling interest (approximately 85%) in the shares of Greenland Corporation whose shares are traded on the NASD Electronic Bulletin Board under the symbol GRLC. Subsequently, in March 2004, we entered into an agreement with Greenland to return most of our shares in Greenland in return for Greenland's forgiveness of certain DRDF indebtedness and business opportunities.

In January 2003, we completed the acquisition of a controlling interest (85%) in the shares of Quik Pix, Inc. ("QPI"). QPI shares are traded on the National Quotation Bureau Pink Sheets under the symbol QPIX. QPI is a visual marketing support firm located in Buena Park, California. Its principal service is to provide photographic and digital images mounted for customer displays in tradeshow and other displays .Its principal product, PhotoMotion is a patented color medium of multi-image transparencies. The process uses existing originals to create the illusion of movement, and allows for six to five distinct images to be displayed with an existing lightbox.

In September 2003, we hired two key persons and acquired the operations of the temporary staffing service then owned by Jackson Staffing, LLC. In order to formalize this arrangement, we entered into an acquisition agreement with Jackson Staffing effective September 1, 2003 and accordingly, the financial statements of Jackson Staffing from September 1, 2003 are included in our financial statements.

In April 2004, we transferred our ColorBlind software technology to QPI. ColorBlind software provides color management to improve the accuracy of color reproduction - especially as it relates to matching color between different devices in a network, such as monitors and printers. ColorBlind software products are marketed internationally through direct distribution, resellers, and on the internet through our color.com website.

Our business continues to experience operational and liquidity challenges. Accordingly, year-to-year financial comparisons may be of limited usefulness now and for the next several periods due to anticipated changes in our business as these changes relate to potential acquisitions of new businesses and changes in products and services.

On June 28, 2004, we completed an acquisition of certain assets of M&M Nursing (M&M"). The purchase price was 5,000,000 shares of our common stock valued at $31 plus the assumption of $204 of liabilities. M&M is a temporary staffing agency primarily for nurses.

On December 1, 2004, we completed our acquisition of 70% of Info Services, Inc. ("Info"). Info is a minority business enterprise (MBE) information technology firm founded in October 1993 and headquartered in Madison Heights, Michigan. Info offers a variety of information technology services and products for automatic data collection/systems integration, wireless infrastructure, local and wide area network design and implementation, hardware/software staging, and inventory/material management. Info provides solutions to key verticals such as manufacturing, logistics, distribution, and SMB.

Our current strategy is: to expand our financial services businesses, including PEO services and temporary staffing, and to continue to commercialize imaging technologies, including PhotoMotion Images and ColorBlind color management software through our QPI subsidiary.

To successfully execute our current strategy, we will need to improve our working capital position. The report of our independent auditors accompanying our June 30, 2004 financial statements included in our Annual Report on Form 10KSB includes an explanatory paragraph indicating there is a substantial doubt about our ability to continue as a going concern, due primarily to our recent loss from operations, the decreases in our working capital and net worth. In addition, the Company is late in our filing of payroll tax returns for certain of our PEO divisions. We plan to overcome the circumstances that impact our ability to remain a going concern through a combination of achieving profitability, raising additional debt and equity financing, and renegotiating existing obligations. In addition, we will continue to work with the Internal Revenue Service and State taxing Authorities to reconcile and resolve all open accounts and issues.

In recent years, we have been working to reduce costs through the reduction in staff and reorganizing our business activities. Additionally, we have sought to reduce our debt through debt to equity conversions. We continue to pursue the acquisition of businesses that will grow our business.

There can be no assurance that we will be able to complete any additional debt or equity financings on favorable terms or at all, or that any such financings, if completed, will be adequate to meet our capital requirements. Any additional equity or convertible debt financings could result in substantial dilution to our shareholders. If adequate funds are not available, we may be required to delay, reduce or eliminate some or all of our planned activities, including any potential mergers or acquisitions. Our inability to fund our capital requirements would have a material adverse effect on the Company.

RESTRUCTURING AND NEW BUSINESS UNITS

In April 2004, we transferred our ColorBlind software products and technologies to our QPI subsidiary in order to focus on financial services and enable QPI to concentrate on imaging technology products and services.

ACQUISITIONS, DISPOSITIONS AND SALE OF BUSINESS UNITS

In August 2002, we entered into an agreement to acquire controlling interest in Greenland Corporation. Greenland shares are traded on the Electronic Bulletin Board under the symbol GRLC. On January 14, 2003, we completed the acquisition of shares, representing controlling interest, of Greenland. The terms of the acquisitions were disclosed on Form 8-K filed January 21, 2003.

Pursuant to a mutual agreement between the Board of Directors of both Greenland Corporation and us, Greenland has been separated from us, effective February, 23, 2004. Under the separation agreement, Greenland forgave its note receivable from us of $2,250 together with any accrued interest thereon in consideration for our granting our acquisition rights to acquire ePEO Link to Greenland. In addition, for returning 95,949,610 shares of Greenland common stock acquired by us pursuant to our acquisition agreement with Greenland in January 2003, Greenland forgave its inter-company account receivable from us, which amount aggregated approximately $1,375. Further, the agreement provided for us to effect the resignation of our Directors who also served on the Board of Directors of Greenland, which was completed in March 2004.

In September 2003, we hired two key persons, and acquired the operations of the temporary staffing service then owned by Jackson Staffing, LLC. In order to formalize this arrangement, we entered into an acquisition agreement with Jackson Staffing effective September 1, 2003 and accordingly, the financial statements of Jackson Staffing from September 1, 2003 are included in our financial statements. On June 28, 2004, we completed an acquisition of certain assets of M&M Nursing (M&M"). The purchase price was 5,000,000 shares of our common stock valued at $31 plus the assumption of $204 of liabilities. M&M is a temporary staffing agency primarily for nurses. The financial statements of M&M from July 1, 2004 are included in our financial statements.

SIGNIFICANT ACCOUNTING POLICIES AND ESTIMATES

Management's Discussion and Analysis of Financial Condition and Results of Operations discuss our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of these consolidated financial statements requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. On an on-going basis, we evaluate our estimates and judgments, including those related to allowance for doubtful accounts, value of intangible assets and valuation of non-cash compensation. We base our estimates and judgments on historical experiences and on various other factors that we believe to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions. The most significant accounting estimates inherent in the preparation of our consolidated financial statements include estimates as to the appropriate carrying value of certain assets and liabilities which are not readily apparent from other sources, primarily allowance for doubtful accounts, estimated fair value of equity instruments used for compensation, estimated tax liabilities fro PEO operations and estimated liabilities associated with Worker's Compensation liabilities. These accounting policies are described at relevant sections in this discussion and analysis and in the notes to the consolidated financial statements included in our Annual Report on Form l0-KSB for the fiscal year ended June 30, 2004.

REVENUE RECOGNITION

PEO SERVICE FEES AND WORKSITE EMPLOYEE PAYROLL COSTS
----------------------------------------------------

We recognize our revenues associated with our PEO business pursuant to EITF 99-19 "Reporting Revenue Gross as a Principal versus Net as an Agent." Our revenues are reported net of worksite employee payroll cost (net method). Pursuant to discussions with the Securities and Exchange Commission staff, we changed our presentation of revenues from the gross method to an approach that presents our revenues net of worksite employee payroll costs (net method) primarily because we are not generally responsible for the output and quality of work performed by the worksite employees.

In determining the pricing of the markup component of the gross billings, we take into consideration our estimates of the costs directly associated with our worksite employees, including payroll taxes, benefits and workers' compensation costs, plus an acceptable gross profit margin. As a result, our operating results are significantly impacted by our ability to accurately estimate, control and manage our direct costs relative to the revenues derived from the markup component of our gross billings.

Consistent with our revenue recognition policy, our direct costs do not include the payroll cost of our worksite employees. Our direct costs associated with our revenue generating activities are comprised of all other costs related to our worksite employees, such as the employer portion of payroll-related taxes, employee benefit plan premiums and workers' compensation insurance premiums.

SALES OF PRODUCTS
-----------------

Revenue is recognized when earned. Our revenue recognition policies are in compliance with all applicable accounting regulations, including American Institute of Certified Public Accountants (AICPA) Statement of Position (SOP) 97-2, Software Revenue Recognition, and SOP 98-9, Modification of SOP 97-2, With Respect to Certain Transactions. Revenue from products licensed to original equipment manufacturers is recorded when OEMs ship licensed products while revenue from certain license programs is recorded when the software has been delivered and the customer is invoiced. Revenue from packaged product sales to and through distributors and resellers is recorded when related products are shipped. Maintenance and subscription revenue is recognized ratably over the contract period. When the revenue recognition criteria required for distributor and reseller arrangements are not met, revenue is recognized as payments are received. Provisions are recorded for returns and bad debts. Our software arrangements do not contain multiple elements, and we do not offer post contract support.

TEMPORARY STAFFING
------------------

We record gross revenue for temporary staffing. We have concluded that gross reporting is appropriate because we (i) have the risk of identifying and hiring qualified employees, (ii) have the discretion to select the employees and establish their price and duties and (iii) bear the risk for services that are not fully paid for by customers. Temporary staffing revenues are recognized when the services are rendered by our temporary employees. Temporary employees placed by us are our legal employees while they are working on assignments. We pay all related costs of employment, including workers' compensation insurance, state and federal unemployment taxes, social security and certain fringe benefits. We assume the risk of acceptability of our employees to our customers.


RESULTS OF OPERATIONS

ANALYSIS IN THOUSANDS ($000)
----------------------------

THREE MONTHS ENDED DECEMBER 31, 2004 COMPARED TO THREE MONTHS ENDED DECEMBER 31,
--------------------------------------------------------------------------------
2003
----

REVENUES

Total revenues were $4,928 and $3,636 for the three months ended December 31, 2004 and 2003, respectively; an increase of $1,292 (36%). The increase was due primarily to the addition of temporary staffing services, which contributed $3,749 of revenues for the three months ended December 31, 2004 compared to $2,669 for the three months ended December 31, 2003.

PEO SERVICES

PEO revenues were $478 and $643 for the three months ended December 31, 2004 and 2003, respectively; a decrease of $165 (26%) due primarily to the decrease in our PEO customer base.

TEMPORARY STAFFING

In September 2003, we entered into an agreement to purchase a temporary staffing business through the organization of CallCenterHR and MedicalHR and the acquisition of Jackson Staffing. In June 2004, we entered into an agreement to purchase certain assets of M&M Nursing, a temporary staffing agency for nurses. Temporary Staffing revenues were $3,749 and $2,669 for the three months ended December 31, 2004 and 2003, respectively; an increase of $1,080 (40%). The significant increase is due to the acquisition of Jackson Staffing and M&M Nursing.

PRODUCTS

Sales of products were generated principally from our QPI and Info Services subsidiaries. Products revenues were $688 and $324 for the three months ended December 31, 2004 and 2003, respectively; an increase of $364 (112%). The increase is principally due to the acquisition of Info Services in December 2004.

SOFTWARE

Software revenues were $13 and $0 for the three months ended December 31, 2004 and 2003, respectively; a decrease of $13. Revenues from licenses and royalties for the periods were insignificant.

Royalties and licensing fees vary from quarter to quarter and are dependent on the sales of products sold by OEM customers using our technologies. These revenues continue to decline as we have elected to transfer our ColorBlind software to QPI, which has accelerated product development and begun to implement a more aggressive product sales program.

COST OF PRODUCTS SOLD

Cost of PEO services for the three months ended December 31, 2004 and 2003 $348 (73% of PEO revenues) and $626 (97% of PEO revenues), respectively. The increase in gross profit is due primarily to us being able to provide more profitable services to our PEO customers.

Costs of temporary staffing for the three months ended December 31, 2004 was $3,400 (91% of temporary staffing revenue) and $2,301 (86% of temporary staffing revenue), respectively.

Cost of products sold for the three months ended December 31, 2004 and 2003 were $442 (64% of product sales) and $45 (14% of product sales), respectively. The increase is due to the product sales from Info Services.

Cost of software, licenses and royalties for the three months ended December 31, 2004 and 2003 were $0 (0% of software, license and royalties revenue) and $0 (0% of software, license and royalties revenue), respectively.

OPERATING EXPENSES

Operating expenses have consisted primarily of salaries and commissions of sales and marketing personnel, salaries and related costs for general corporate functions, including finance, accounting, facilities and legal, advertising, rent, depreciation and amortization, and other marketing related expenses, and fees for professional services.

Operating expenses for the three months ended December 31, 2004 and 2003 were $996 and $2,173, respectively; a decrease of $1,177 (54%). The significant decrease is due to a reduction of payroll and related benefits due to a significant reduction in our personnel. Also, as disclosed in "Significant Accounting Policies and Estimates", we rely on estimates for such liabilities related to, among other areas, worker's compensation and accrued payroll taxes. During the three months ended December 31, 2004, we changed our estimate of workers' compensation claims aggregating approximately $500 as circumstances became known which would indicate that the likelihood of this claim being successful is remote.

OTHER INCOME AND EXPENSE

Interest expense for the three months ended December 31, 2004 and 2003 was $345 and $601 respectively; a decrease of $256 (43%). The decrease is principally due to the write off of the unamortized debt discounts associated with the conversion of debentures into common stock for the three months ended December 31, 2003 (there were no conversion during the three months ended December 31, 2004) offset by an increase due to the amount of debt outstanding.

GAIN ON EXTINGUISHMENT OF DEBT

Gain on the extinguishment of debt was $260 and $625 for the three months ended December 31, 2004 and 2003, respectively. The amounts related to accounts payable, which had become stale and uncollectible under the Statute of Limitations in the State of California and upon obtaining a legal opinion with respect to the State of California Statute of Limitations.

GAIN FROM RECONCILIATION OF PAYROLL TAX LIABILITES TO TAXING AUTHORITIES

During the three months ended December 31, 2004, we recorded as other income an adjustment of accrued PEO payroll taxes payable of $536 resulting from reconciliations of certain liabilities with the Internal Revenue Service and certain State taxing authorities of amounts due for delinquent payment of payroll tax liabilities.

SIX MONTHS ENDED DECEMBER 31, 2004 COMPARED TO SIX MONTHS ENDED DECEMBER 31,
----------------------------------------------------------------------------
2003
----

REVENUES

Total revenues were $9,256 and $5,997 for the six months ended December 31, 2004 and 2003, respectively; an increase of $3,359 (56%). The principal reason for the increase is due to a full six months of revenue from our temporary staffing division for the six months ended December 31, 2004 as compared to only four months for the same period in 2003.

PEO SERVICES

PEO revenues were $850 and $2,070 for the six months ended December 31, 2004 and 2003, respectively; a decrease of $1,220 (56%) due primarily to the decrease in our PEO customer base.

TEMPORARY STAFFING

In September 2003, we entered into an agreement to purchase a temporary staffing business through the organization of CallCenterHR and MedicalHR and the acquisition of Jackson Staffing. In June 2004, we entered into an agreement to purchase certain assets of M&M Nursing, a temporary staffing agency for nurses.

Temporary Staffing revenues were $7,654 and $3,436 for the six months ended December 31, 2004 and 2003, respectively; an increase of $4,218 (123%). The significant increase is due to the acquisition of Jackson Staffing and M&M Nursing.

PRODUCTS

Sales of products were generated principally from our QPI and Info Services subsidiaries. Products revenues were $813 and $455 for the six months ended December 31, 2004 and 2003, respectively; a decrease of $358 (79%). The increase is principally due to the acquisition of Info Services in December 2004.

SOFTWARE

Software revenues were $39 and $36 for the six months ended December 31, 2004 and 2003, respectively; an increase of $3 (8%). Revenues from licenses and royalties for the periods were insignificant.

Royalties and licensing fees vary from quarter to quarter and are dependent on the sales of products sold by OEM customers using our technologies. These revenues continue to decline as we have elected to transfer our ColorBlind software to QPI, which has accelerated product development and begun to implement a more aggressive product sales program.

COST OF PRODUCTS SOLD

Cost of PEO services for the six months ended December 31, 2004 and 2003 $628 (74% of PEO revenues) and $1,896 (91% of PEO revenues), respectively. The increase in gross profit is due primarily to us being able to provide more profitable services to our PEO customers.

Costs of temporary staffing for the six months ended December 31, 2004 was $6,948 (91% of temporary staffing revenue) and $2,994 (87% of temporary staffing revenue), respectively. The significant increase is due to the increase in temporary staffing revenue.

Cost of products sold for the six months ended December 31, 2004 and 2003 were $465 (57% of product sales) and $128 (28% of product sales), respectively. The increase is due to the product sales from Info Services.

Cost of software, licenses and royalties for the six months ended December 31, 2004 and 2003 were $3 (7% of software, license and royalties revenue) and $3 (8% of software, license and royalties revenue), respectively.


OPERATING EXPENSES

Operating expenses for the six months ended December 31, 2004 and 2003 were $2,005 and $4,077, respectively; a decrease of $2,072 (51%). The significant decrease is due to a reduction of payroll and related benefits due to a significant reduction in our personnel. Also, as disclosed in "Significant Accounting Policies and Estimates", we rely on estimates for such liabilities related to, among other areas, worker's compensation and accrued payroll taxes. During the six months ended December 31, 2004, we changed our estimate of workers' compensation claims aggregating approximately $700.

OTHER INCOME AND EXPENSE

Interest expense for the six months ended December 31, 2004 and 2003 was $828 and $929 respectively; a decrease of $101 (11%). The decrease is principally due to the write off of the unamortized debt discounts associated with the conversion of debentures into common stock for the six months ended December 31, 2003 (there were fewer conversions during the six months ended December 31, 2004) offset by an increase due to the amount of debt outstanding.

GAIN ON EXTINGUISHMENT OF DEBT

Gain on the extinguishment of debt was $260 and $625 for the six months ended December 31, 2004 and 2003, respectively. The amounts related to accounts payable, which had become stale and uncollectible under the Statute of Limitations in the State of California and upon obtaining a legal opinion with respect to the State of California Statute of Limitations.

GAIN FROM RECONCILIATION OF PAYROLL TAX LIABILITES TO TAXING AUTHORITIES

During the three months ended December 31, 2004, we recorded as other income an adjustment of accrued PEO payroll taxes payable of $536 resulting from reconciliations of certain liabilities with the Internal Revenue Service and certain State taxing authorities of amounts due for delinquent payment of payroll tax liabilities.

LIQUIDITY AND CAPITAL RESOURCES

Historically, we have financed our operations primarily through cash generated from operations, debt financing, and the sale of equity securities. Additionally, in order to facilitate our growth and future liquidity, we have made some strategic acquisitions.

As a result of some of our financing activities, there has been a significant increase in the number of issued and outstanding shares. During the six months ended December 31, 2004 and the year ended June 30, 2004, we issued an additional 130,037,245 and 371,126,679 shares, respectively. These shares of common stock were issued primarily for corporate expenses in lieu of cash, for acquisition of businesses, for the conversion of convertible debentures and other debt, and for the exercise of warrants.

As of December 31, 2004, we had negative working capital of $22,924, a decrease in working capital of $988 since June 30, 2004. This decrease was due primarily to a $1,442 increase in current un-remitted PEO payroll tax liabilities.

Net cash used in operating activities was $892 for the six months ended December 31, 2004 as compared to net cash used in activities of $1,535 for the prior-year period; a decrease of $643.

Cash provided by financing activities was $901 for the six months ended December 31, 2004, an increase of $320 from the prior-year period.

We have no material commitments for capital expenditures. Our 5% convertible preferred stock (which ranks prior to our common stock), carries cumulative dividends, when and as declared, at an annual rate of $50 per share. The aggregate amount of such dividends in arrears at December 31, 2004, was approximately $473.

Our capital requirements depend on numerous factors, including market acceptance of our products and services, the resources we devote to marketing and selling our products and services, and other factors. The report of our independent auditors accompanying our June 30, 2004 financial statements includes an explanatory paragraph indicating there is a substantial doubt about our ability to continue as a going concern, due primarily to the decreases in our working capital and net worth.

The important matters on which DRDF focuses in evaluating its financial condition and operating performance are as follows: 1) since we are a cash driven business, the speed in which cash is collected from our clients is crucial, and 2) since our margins are thin, the volume of our business is important, therefore acquiring new businesses and/or clients is very important.

The fixed and ongoing expenses of DRDF are as follows:

Current Liabilities:
--------------------

a) Borrowings under bank notes payable: This represents a bank note that is past due. We do not have the funds to currently satisfy this note. Dalrada intends to seek in the future, additional long term financing with the goal to negotiate and settle a substantial portion of the liabilities.

b) Lines of credit: The lines of credit are secured by the accounts receivable and will be paid as the receivables are collected.

c) Notes payable current portion: This consists of $1.5 million due to the Dalrada's former chairman. We do not have the funds to currently satisfy this note. The remaining balance consists of $275K due a third party and $842K consists of various term loans obtained from banks by our various operating subsidiaries. It is the intention of management to pay approximately half of these down over time and to negotiate some sort of settlement on the remaining half.

d) Convertible debt: These will be converted into equity.

e) Account payable: Half of these are over four years old and will most likely be written off in the future and the remaining will be paid and/or a negotiated settlement will be reached.

f) Obligations under capital lease: This is a company car and will be paid according to the terms.

g) PEO payroll taxes and other payroll deductions: Dalrada is liable for this amount and is currently negotiating payment schedules with the Internal Revenue Service and various state taxing authorities.

Future minimum lease payments under non-cancelable capital and operating leases with initial or remaining terms of one year or more are as follows:

                                                           Capital     Operating
         (In thousands)                                    Leases        Leases
         --------------                                   ---------    ---------

         Year ending June 30,

         2005                                                   21          123
         2006                                                   15          116
         2007                                                   11           46
         2008                                                   11            -
         2009                                                   30            -
         Net minimum lease payments                       $     88     $    104
         Less: Amounts representing interest                   (15)
         Present value of net minimum lease payments            73
         Less: current portion                                 (10)
         Long-term portion                                $     63


Estimated future cash requirements ($000)

DRDF's estimate of net cash requirements for operating costs for the next twelve months subsequent to March 31, 2005, is approximately $3,282 a month for a twelve total of $ 39,39. The Estimate of cash inflow from operations for that same time period is estimated to be approximately $ 40,552. The excess cash will be used for the paydown of certain current liabilities as addressed above.

DRDF received funding from a private placement on December 17, 2003, issuing $800 of convertible notes resulting in net proceeds to the Company of approximately $681. The terms of the notes provide that the convertible debentures can be converted into shares of common stock with the conversion price per share being the lower of (i) $.02 or (ii) seventy percent (70%) of the average of the three lowest closing bid prices for the sixty (60) trading days prior to but not including the conversion date for the common stock

DRDF'S future capital requirements will depend on numerous factors, including:
1) keeping existing and adding on new clients, 2) cash collection from clients and 3) the successful negotiation and paydown of our current liabilities. However, we will most likely need an additional capital contribution in the future therefore may need to seek one or more substantial new investors. New investors could cause substantial dilution to existing stockholders

Contingent Liabilities

The Company accrues and discloses contingent liabilities in its consolidated financial statements in accordance with Statement of Financial Accounting Standards ("SFAS") No. 5, Accounting for Contingencies. SFAS No. 5 requires accrual of contingent liabilities that are considered probable to occur and that can be reasonably estimated. For contingent liabilities that are considered reasonably possible to occur, financial statement disclosure is required, including the range of possible loss if it can be reasonably determined. The Company has disclosed in its audited financial statements several issues that it believes are reasonably possible to occur, although it cannot determine the range of possible loss in all cases. As these issues develop, the Company will continue to evaluate the probability of future loss and the potential range of such losses. If such evaluation were to determine that a loss was probable and the loss could be reasonably estimated, the Company would be required to accrue its estimated loss, which would reduce net income in the period that such determination was made.

Off-Balance Sheet Arrangements

There are no off balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that are material to investors, except for the following.. As of September 8, 2004, Warning Management Services, Inc. ("Warning") purchased all of the issued and outstanding shares of Employment Systems, Inc. ("ESI") for $1,500. The purchase was $750 cash paid at the closing and a $750 note payable. In connection with this transaction, the Company agreed to be a guarantor of the $750 note payable. Our CEO, Brian Bonar, is also the CEO of Warning. As inducement to enter into this guarantee, we were given a non-cancelable 2-year payroll processing contract with ESI. Currently the $750 note payable is in dispute. Warning is claiming that certain representations made by ESI were not correct and is proposing that the purchase price be reduced, thus reducing the $750 note payable to $258. Management has evaluated this contingent liability and has determined that no loss is anticipated as a result of this guarantee.

Year Ended June 30, 2004 Compared to Year Ended June 30, 2003

Revenues

Total revenues were $13,526 and $3,790 for the years ended June 30, 2004 and 2003, respectively; an increase of $9,736 (257%). The increase was due primarily to the addition of temporary staffing services, which contributed $10,119 of revenues for the year ended June 30, 2004.

PEO Services

PEO revenues were $2,607 and $2,499 for the years ended June 30, 2004 and 2003, respectively; an increase of $108 (4%) due primarily to the small increase in our PEO customer base.

Temporary Staffing

In September 2003, we entered into an agreement to purchase a temporary staffing business through the organization of CallCenterHR and MedicalHR and the acquisition of Jackson Staffing. There were no revenues from temporary staffing in the 2003 fiscal year and $10,119 for the year ended June 30, 2004.

Imaging Products

Sales of imaging products were generated principally from our QPI subsidiary. Imaging Products revenues were $764 and $924 for the years ended June 30, 2004 and 2003, respectively; a decrease of $160 (17%) due primarily to the decrease in product sales as a result of the suspension of sales and marketing activities associated with the resale of office products in order to concentrate on color management products and services, including ColorBlind software and PhotoMotion Images.

Software

Software revenues were $36 and $367 for the years ended June 30, 2004 and 2003, respectively; a decrease of $331 (90%). The reduction in software revenues was due to a delay in completing certain versions of our software which can be used with multiple computer operating systems. Revenues from licenses and royalties for the periods were insignificant.

Royalties and licensing fees vary from quarter to quarter and are dependent on the sales of products sold by OEM customers using our technologies. These revenues continue to decline as we have elected to transfer our ColorBlind software to QPI, which has accelerated product development and begun to implement a more aggressive product sales program.

COST OF PRODUCTS SOLD

Cost of PEO services for the years ended June 30, 2004 and 2003 $894 (34% of PEO revenues) and $1,639 (66% of PEO revenues), respectively. The increase in gross profit is due primarily to us being able to provide more profitable services to our PEO customers.

Costs of temporary staffing for the years ended June 30, 2004 was $9,209 (91% of temporary staffing revenue). There was no such cost of revenues in the prior-year period.

Cost of products sold for the year ended June 30, 2004 and 2003 were $196 (26% of product sales) and $396 (43% of product sales), respectively. Product sales continue to decline as we concentrate on other products and services. The increase in margins is due primarily to changes in product mix and our competitive position with customers.

Cost of software, licenses and royalties for the years ended June 30, 2004 and 2003 were $3 and $90, respectively The decrease is due primarily to decreased business activity while awaiting the completion of new releases of ColorBlind software. This represented 8% of revenue in 2004 and 25% of revenue in 2003.

OPERATING EXPENSES

Operating expenses have consisted primarily of salaries and commissions of sales and marketing personnel, salaries and related costs for general corporate functions, including finance, accounting, facilities and legal, advertising, rent, depreciation and amortization, and other marketing related expenses, and fees for professional services.

Operating expenses for the years ended June 30, 2004 and 2003 were $4,196 and $5,623, respectively; a decrease of $1,427 (25%). The significant decrease is due to a reduction of payroll and related benefits of $1,491 due to a significant reduction in our personnel. Also, as disclosed in "Significant Accounting Policies and Estimates", we rely on estimates for such liabilities related to, among other areas, worker's compensation and accrued payroll taxes. During the year ended June 30, 2004, we changed our estimate of workers' compensation and accrued payroll taxes aggregating approximately $2,500, which resulted in a negative general and administrative expenses. These reduction in operating expenses were offset by an increase in consulting expenses of $843 due to us using outside consultants since we have reduce the number of full-time personnel.

OTHER INCOME AND EXPENSE

Other income and expense, net for the years ended June 30, 2004 and 2003 was $1,923 and $1,028 respectively; an increase in other expenses of $895 (87%) The increase is principally due to a decrease in other income resulting from the gain on the settlement of debt. For the years ended June 30, 2004 and 2003, the gain on the settlement of debt was $1,145 and $2,343, respectively; a decrease of $1,198 (51%) These gains are principally due to the write off of old, stale accounts payable that our attorneys have advised us that we have been released from these obligations. Pursuant to an opinion provided by counsel, we elected to record these gains pursuant to the Statute of Limitations in the State of California. Interest expense for the years ended June 30, 2004 and 2003 was $1,930 and $1,493 respectively; an increase of $437 (29%). The increase is principally due to the write off of the unamortized debt discounts associated with the conversion of debentures into common stock. Penalties and interest for the years ended June 30, 2004 and 2003 was $795 and $2,023 respectively; a decrease of $1,228 (61%). The decrease is due to the pay down of the outstanding payroll liabilities

LIQUIDITY AND CAPITAL RESOURCES

Historically, we have financed our operations primarily through cash generated from operations, debt financing, and the sale of equity securities. Additionally, in order to facilitate our growth and future liquidity, we have made some strategic acquisitions.

As a result of some of our financing activities, there has been a significant increase in the number of issued and outstanding shares. During the year ended June 30, 2004, we issued an additional 371,126,679 shares. These shares of common stock were issued primarily for corporate expenses in lieu of cash, for acquisition of businesses, for the conversion of convertible debentures and other debt, and for the exercise of warrants.

As of June 30, 2004, we had negative working capital of $21,936, an increase in working capital of $6,510 since June 30, 2003. This increase was due primarily to our disposition of Greenland Corporation, gains on the disposition of debt, the conversion of debt to equity and a change in estimates as previously discussed.

Net cash used in operating activities was $489 for the year ended June 30, 2004 as compared to net cash provided by operating activities of $1,112 for the prior-year period; a decrease of $1,601. The decrease was due primarily to a decrease in current liabilities.

Cash provided by investing activities was $11 for the year ended June 30, 2004, an increase of $56 from the previous year.

We have no material commitments for capital expenditures. Our 5% convertible preferred stock (which ranks prior to our common stock), carries cumulative dividends, when and as declared, at an annual rate of $50 dollars per share. The aggregate amount of such dividends in arrears at June 30, 2004, was approximately $420.

Our capital requirements depend on numerous factors, including market acceptance of our products and services, the resources we devote to marketing and selling our products and services, and other factors. The report of our independent auditors accompanying our June 30, 2004 financial statements includes an explanatory paragraph indicating there is a substantial doubt about our ability to continue as a going concern, due primarily to the decreases in our working capital and net worth.

OPERATING AND CAPITAL LEASES
----------------------------

DRDF owns no real property. Dalrada leases the facility at 9449 Balboa Avenue, Suite 211, San Diego, California, 92123. This is a four year lease entered into on August 26, 2002 by the Christianson Group. The facility is approximately 2,848 square feet and will serve as our new corporate headquarters. Payments under the lease are currently $5.4 thousand per month and increase to $5.8 thousand in 2005 and $6 thousand in 2006.

Dalrada's, Employers Administration Goup, Inc. subsidiary, leases the facility at 180 F. Main Street, Tustin California. This is a three year lease entered into on July 15, 2003 by the Christianson Group. The facility is approximately 1,700 square feet. Payments under the lease are currently $2.3 thousand per month.

Dalrada's, Quick Pix, Inc subsidiary leases the facility at 7050 Village Drive, Suite E and F, Buena Park, California. This is three lease entered on July 1, 2001. The facility is approximately 8,602 square feet. Payments under the lease are currently $5.8 thousand per month.

The Company leases other facilities and equipment under operating and capital short-term leases.

         Future minimum lease payments under non-cancelable capital and operating leases with initial or remaining terms of one year or more are as follows:

                                                          Capital      Operating
         (In thousands)                                    Leases        Leases
         --------------                                   ---------    ---------

         Year ending June 30,

         2005                                                   21          123
         2006                                                   15          116
         2007                                                   11           46
         2008                                                   11            -
         2009                                                   30            -
         Net minimum lease payments                        $    88      $   104
         Less: Amounts representing interest                   (15)
         Present value of net minimum lease payments            73
         Less: current portion                                 (10)
         Long-term portion                                 $    63

CONTINGENT LIABILITY
--------------------

The Company accrues and discloses contingent liabilities in its consolidated financial statements in accordance with Statement of Financial Accounting Standards ("SFAS") No. 5, Accounting for Contingencies. SFAS No. 5 requires accrual of contingent liabilities that are considered probable to occur and that can be reasonably estimated. For contingent liabilities that are considered reasonably possible to occur, financial statement disclosure is required, including the range of possible loss if it can be reasonably determined. The Company has disclosed in its audited financial statements several issues that it believes are reasonably possible to occur, although it cannot determine the range of possible loss in all cases. As these issues develop, the Company will continue to evaluate the probability of future loss and the potential range of such losses. If such evaluation were to determine that a loss was probable and the loss could be reasonably estimated, the Company would be required to accrue its estimated loss, which would reduce net income in the period that such determination was made.

ANNUAL MEETING OF STOCKHOLDERS HELD ON MAY 14, 2004

Notice was given and the 2004 Annual Meeting of Stockholders of DALRADA FINANCIAL CORPORATION, formerly Imaging Technologies Corporation, was be held at 9449 Balboa Avenue, Suite 211, San Diego, California 92123, at 10 a.m., local time, to where upon the following proposals were approved by a majority of the shareholders:

1. The election of five persons named in the accompanying Proxy Statement to serve as directors on the Company's board of directors (the "Board") and until their successors are duly elected and qualified;

2. To approve an amendment to the Company's certificate of incorporation (the "Certificate of Incorporation") to increase the number of the Common Stock, authorized to be issued from 500,000,000 shares to 1,000,000,000 shares;

3. To ratify the appointment of Pohl, McNabola, Berg and Company, LLP, as the Company's independent auditors for the fiscal year ending June 30, 2004; and

4. To consider and transact such other business as may properly come before the Meeting or any adjournment(s) thereof.

                                  OUR BUSINESS

Dalrada Financial Corporation (OTCBB symbol: DRDF) ("DRDF" or the "Company") was incorporated in March 1982 under the laws of the State of California, and reincorporated in May 1983 under the laws of the State of Delaware. The Company's principal executive offices are located at 9949 Balboa Avenue, Suite 211, San Diego, CA 92123. The Company's main phone number is (858) 451-6120.

         We provide a variety of financial services to small and medium-size businesses. These services allow our customers to outsource many human resources tasks, including payroll processing, workers' compensation insurance, health insurance, employee benefits, 401k investment services, personal financial management, and income tax consultation. In November 2001, we began to provide these financial services that relieve existing and potential customers of the burdens associated with personnel management and control. To this end, the Company, through strategic acquisitions, became a professional employer organization ("PEO").

         DRDF provides financial services principally through its wholly-owned SourceOne Group, Inc. ("SOG") subsidiary, which includes several operating units, including ProSportsHR(TM), MedicalHR(TM), and, CallCenterHR(TM) . These units provide a broad range of financial services, including: benefits and payroll administration, health and workers' compensation insurance programs, personnel records management, employer liability management, and (in the case of MedicalHR and CallCenterHR), temporary staffing services, to small and medium-sized businesses.

         In January 2003, we completed the acquisition of a controlling interest approximating 88% of the shares of Greenland Corporation. Greenland shares are traded on the NASD Electronic Bulletin Board under the symbol GRLC. Subsequently, in March 2004, we entered into an agreement with Greenland to return most of our shares in Greenland in return for Greenland's forgiveness of certain DRDF indebtedness and business opportunities.

         In January 2003, we completed the acquisition of a controlling interest (approximately 85%) in the shares of Quik Pix, Inc. ("QPI"). QPI shares are traded on the National Quotation Bureau Pink Sheets(R) under the symbol QPIX. QPI is a visual marketing support firm located in Buena Park, California. QPI's major source of revenues is in developing and mounting photographic and digital images for use in display advertising for tradeshows and customer building interiors. QPI also has a proprietary product PhotoMotion(TM), which is a patented color medium of multi-image transparencies. The process uses existing originals to create the illusion of movement, and allows for three to five distinct images to be displayed with an existing lightbox.

         On June 28, 2004, DRDF completed its acquisition of certain assets of M&M Nursing (M&M"). The purchase price was 5,000,000 shares of DRDF common stock valued at $31 thousand plus the assumption of $204 thousand of liabilities. M&M is a temporary staffing agency primarily for nurses.

         On December 1, 2004, DRDF completed its acquisition of 70% of Info Services, Inc. ("Info"). Info is a minority business enterprise (MBE) information technology firm founded in October 1993 and headquartered in Madison Heights, Michigan. Info offers a variety of information technology services and products for automatic data collection/systems integration, wireless infrastructure, local and wide area network design and implementation, hardware/software staging, and inventory/material management. Info provides solutions to key verticals such as manufacturing, logistics, distribution, and SMB. DRDF purchased Info to broaden the services it offers. In order for Info to retain its MBE status, DRDF was only able to acquire a 70% ownership interest. The remaining 30% ownership interest was retained by Info's prior minority owner. The purchase price was $1 plus the assumption of liabilities. This transaction was accounted for by the purchase method of accounting, as required by SFAS No. 141, "Business Combinations," and accordingly, the purchase price has been allocated to the assets acquired and the liabilities assumed based upon the estimated fair values at the date of acquisition. The excess purchase has been allocated to customer list that is being amortized over 24 months.

         In prior years, we were principally involved in the development and distribution of imaging products. Our core technologies are related to the design and development of software products that improve the accuracy of color reproduction. Our ColorBlind(R) software provides color management to improve the accuracy of color reproduction - especially as it relates to matching color between different devices in a network, such as monitors and printers. These products are now supported and distributed by QPI. Additionally, we market our ColorBlind software products on the Internet through our color.com website.

Market Overview - Financial Services

         Our entry into the financial services business, in November 2001, was through the acquisition of professional employer organizations ("PEO"). We are expanding the services we provide beyond PEO services, which will include a variety of products and services to employers and employees, and expanded employee benefit programs such as payroll advances, life insurance, automated payroll credit cards, and branded healthcare plans.

         The PEO industry emerged in the early 1980's largely in response to the burdens placed on small and medium-sized employers by the complex legal and regulatory issues related to human resources management. While various service providers were available to assist these businesses with specific tasks, PEOs emerged as providers of a more comprehensive range of services relating to the employer/employee relationship. In a PEO arrangement, the PEO assumes broad aspects of the employer/employee relationship. Because PEOs provide employee-related services to a large number of employees, they can achieve economies of scale that allow them to perform employment-related functions more efficiently, provide a greater variety of employee benefits and devote more attention to human resources management.

         We believe that the demand for our services is driven by (1) the trend by small and medium-sized businesses toward outsourcing management tasks outside of core competencies; (2) the difficulty of providing competitive health care and related benefits to attract and retain employees; (3) the increasing costs of health and workers' compensation insurance coverage and workplace safety programs; and (4) complex regulation of labor and employment issues and the related costs of compliance.

Market Overview - Imaging Products

         ColorBlind software is a suite of software applications, which allow users to build color profiles of images in order to insure accurate output on digital devices such as printers, plotters, scanners, monitors, and cameras.

         Color integrity is an important underlying requirement in the imaging process. The widespread use of color applications at the desktop, demand for higher quality color reproduction, expanded use of the Internet for document dissemination and e-commerce, growth of office networks, and the increased acceptance and use of digital photography are some of the factors that influence our markets.

         Photomotion, a QPI technology, is a patented process for adding multiple images to backlit static displays that appear to change as the viewer passes by the image. The Photomotion process uses existing original art to create an illusion of movement; and allows for separate and distinct image displays. It allows for three to five distinct images to be displayed within an existing light box. Images appear to change or "morph" as the viewer passes the display.

         QPI offers a spectrum of services allowing a client to produce color visuals (digital and photographic) according to parameters as specified by a client. We also offer a full range of color laboratory reproduction services.

         The market for Photomotion and color reproduction services is vast. The products are especially useful in point-of-purchase displays, indoor display advertising, and trade show exhibits and displays. To date, marketing has been limited to targeted customers such as beverage companies, casinos, sports arenas, and other specialty clients.

Business Strategy

Financial and PEO Services

         The PEO business provides a broad range of services associated with human resources management. These include benefits and payroll administration, health and workers' compensation insurance programs, personnel records management, employer liability management, employee recruiting and selection, performance management, and training and development services.

         Administrative Functions. We perform a wide variety of processing and record keeping tasks, mostly related to payroll administration and government compliance. Specific examples include payroll processing, payroll tax deposits, quarterly payroll tax reporting, employee file maintenance, unemployment claims processing and workers' compensation claims reporting.

         Benefit Plans Administration. We sponsor benefit plans including group health coverage. We are responsible for the costs and premiums associated with these plans, act as plan sponsor and administrator of the plans, negotiate the terms and costs of the plans, maintain the plans in accordance with applicable federal and state regulations, and serve as liaison for the delivery of such benefits to worksite employees.

         Personnel Management. We provide a variety of personnel management services, which provide our client companies access to resources normally found in the human resources departments of larger companies. Our client companies will have access to a personnel guide, which will set forth a systematic approach to administering personnel policies and practices and can be customized to fit a client company's particular work culture/environment.

         Employer Liability Management. Under our Client Services Agreement ("CSA"), we assume many employment-related responsibilities associated with administrative functions and benefit plans administration. Upon request, we can also provide our clients guidance on avoiding liability for discrimination, sexual harassment, and civil rights violations. We employ counsel specializing in employment law.

         Client Service Agreement. All clients enter into our CSA, which establishes our service fee. The CSA is subject to periodic adjustments to account for changes in the composition of the client's workforce and statutory changes that affect our costs. The CSA also establishes the division of responsibilities between our Company and the client as co-employers. Pursuant to the CSA, we are responsible for personnel administration and are liable for certain employment-related government regulation. In addition, we assume liability for payment of salaries, wages (including payroll taxes), and employee benefits of worksite employees. The client retains the employees' services and remains liable for the purposes of certain government regulations.

         Our PEO business represents a distribution channel for certain value-added services, including a wide variety of employer and employee benefit programs such as 401(k) plans, Section 125 cafeteria plans, legal services, tax consulting, payroll advances, and other insurance programs. Our intention is to expand our business through offering a variety of financial services.

         The PEO business is growing rapidly, but profit margins are small. Consequently, profitability depends on (1) economies of scale leading to greater operating efficiencies; and (2) value-added services such as training, education, Internet support, and other services that may be used by employers and employees.

         The income model for this business generally revolves around fees charged per employee. While gross profit is low, gross revenues are generally substantial. To this end, the Company intends to pursue acquisitions of small PEO firms. Each acquisition is expected to include retention of some existing management and staff in order to assure continuity of operations.

         We evaluate our PEO business as one segment even though our PEO products are offered under various brand names.

Color Management Software

         Accurate color reproduction is one of the largest single challenges facing the imaging industry. Customers demand systems that are easy to use, predictable and consistent. A color management system is needed so users can convert files for use with different devices. The varying characteristics of each device are captured in a device profile. The International Color Consortium ("ICC") has established a standard for the format for these profiles.

         Our ColorBlind(R) color management software is a pre-packaged suite of applications, utilities, and tools that allow users to precisely create ICC profiles for each device in the color workflow including scanners, monitors, digital cameras, printers, and other specialized digital color input and output devices. Once profiled, ColorBlind balances these profiles to produce accurate, consistent, and reliable color rendering from input to output. ColorBlind software is sold as a stand-alone application or licensed to OEM's for resale to be bundled with peripheral devices.

         We operate an internet site, color.com, as a resource center to provide information on the highest quality correct color. This site allows consumers to purchase our products, including ColorBlind software; and serves as an information resource for color imaging, including white papers on color imaging and management, links to color consultants and experts, and products.

QPI - Photomotion

         QPI's Photomotion Images(TM) are based upon patented technology. The resulting product is a unique color medium that uses existing original images to create the illusion of movement or multiple static displays that allow three to five distinct images to be displayed in an existing light box. The images appear to change, or "morph," as a viewer passes the display. This ability to put multiple images in a single space, without the need for mechanical devices, allows for the creation of an active and entertaining display. The product is currently marketed in the U.S., Europe, Asia and Latin America.

         Visual marketing, including out-of-home media, is a large and growing, multi-billion dollar worldwide industry. An industry survey suggests that the field of visual marketing will increase at a rate of 50% annual for the next ten years. Out-of-home media plays a critical role in the media plans of national and international advertisers.

Competition

         The markets for our products and services are highly competitive and rapidly changing. Our ability to compete in our markets depends on a number of factors, including the success and timing of product and services introductions by us and our competitors, selling prices, performance, distribution, marketing ability, and customer support. A key element of our strategy is to provide competitively-priced, quality products and services.

         The PEO business is also highly competitive, with approximately 800 firms operating in the U.S. There are several firms that operate on a nationwide basis with revenues and resources far greater than ours. Some large PEO companies are owned by insurance carriers and some are public companies whose shares trade on Nasdaq, including Administaff, Inc., Team Staff, Inc., Barrett Business Services, and Staff Leasing, Inc. Also see "Risks and Uncertainties."

Operations

         DRDF's corporate headquarters facility in San Diego, California houses most of our administrative operations. PEO operations are conducted from the Company's headquarters offices and small branch offices in Troy, Michigan and Tustin, California. We have additional one year leases in Miami, Florida and Phoenix, Arizona, each with two year renewal options.

Manufacturing, Production, and Sources of Supply

         We manufacture our software products in-house and through selected outside vendors. Also see "Risks and Uncertainties."

Research and Development

         Some of our products are characterized by rapidly evolving technology, frequent new product introductions, and significant price competition. Accordingly, we monitor new technology developments and coordinate with suppliers, distributors and dealers to enhance existing products and to lower costs. Advances in technology require ongoing investment. We have entered into no formal projects in research and development for several years; however, we do make modifications to existing products on an as-needed basis to maintain their currency. Also see "Risks and Uncertainties."

Intellectual Property

         DRDF's software products are copyrighted. However, copyright protection does not prevent other companies from emulating the features and benefits provided by our software. We protect our software source code as trade secrets and make our proprietary source code available to OEM customers only under limited circumstances and specific security and confidentiality constraints. QPI holds the patent for Photomotion. Technology products exist in a rapidly changing business environment. Consequently, we believe the effectiveness of patents, trade secrets, and copyright protection is less important in influencing long term success than the experience of our employees and our contractual relationships.

         We have obtained U.S. registration for several of our trade names or trademarks, including ColorBlind, Photomotion, ExpertHR, MedicalHR, CallCenterHR, and ProSportsHR. These trade names are used to distinguish our products and services in the markets we serve.

         If we fail to establish that we have not violated the asserted rights, we could be prohibited from marketing the associated product and/or services, and we could be liable for damages. We rely on a combination of trade secret, copyright and trademark protection, and non-disclosure agreements to protect our proprietary rights. Also see "Risks and Uncertainties."

Employees

DRDF (including our subsidiaries) employed a total of 68 individuals worldwide as of June 30, 2004. Of this number, 54 were involved in sales, marketing, corporate administration and finance, and 14 were in engineering, research and development, and technical support. There is no union representation for any of DRDF's employees.

Government Regulation

         While many states do not explicitly regulate PEOs, over 20 states have passed laws that have licensing or registration requirements for PEOs, and several other states are considering such regulation. Such laws vary from state to state, but generally provide for monitoring the fiscal responsibility of PEOs and, in some cases, codify and clarify the co-employment relationship for unemployment, workers' compensation, and other purposes under state law. DRDF estimates that the annual costs of compliance with these regulations is approximately $250,000.

Going Concern Considerations

         At June 30, 2004, and for the fiscal year then ended, we had a net loss and negative working capital, which raise substantial doubt about our ability to continue as a going concern. Our losses have resulted primarily from an inability to achieve sales targets due to insufficient working capital and entry into new business segments. Our ability to continue operations will depend on positive cash flow from future operations and on our ability to raise additional funds through equity or debt financing. We have reduced and/or discontinued some of our operations and, if we are unable to raise or obtain needed funding, we may be forced to discontinue operations.

         For the year ended June 30, 2004, the Company experienced a net loss from operations of $972 thousand and as of June 30, 2004, the Company had a negative working capital deficit of $21.9 million and had a negative stockholders' deficit of $20.9 million. In addition, the Company is in default on certain note payable obligations and is being sued by numerous trade creditors for nonpayment of amounts due. The Company is also delinquent in its payments relating to payroll tax liabilities. These conditions raise substantial doubt about its ability to continue as a going concern.

         We plan to overcome the circumstances that impact our ability to remain a going concern through a combination of increased revenues and decreased costs with interim cash flow deficiencies being addressed through additional equity financing. We have been able to reduce our costs by reducing our number of employees and suspending unprofitable operations associated with the computer printer business. We commenced a program to reduce our debt, which we will address more aggressively in our current fiscal year, partially through debt-to-equity conversions. Finally, we continue to pursue the acquisition of business units that will be consistent with these measures.

MANAGEMENT AND MEMBERS OF THE BOARD OF DIRECTORS

The directors and executive officers of the Company, their ages and positions with the Company as of June 30, 2003 are as follows:

         Name                      Age      Since        Director Title

         Brian Bonar               56       1995         Chief Executive Officer
         Richard H. Green          67       2000         Director
         Robert A. Dietrich        58       2000         Director
         Eric W. Gaer              55       2000         Director
         Stephen J. Fryer          65       2000         Director

         BRIAN BONAR has served as a director of the Company since August 1995 and became the Company's Chairman of the Board in December 1999. From August 1992 through April 1994, Mr. Bonar served as the Company's Director of Technology Sales and from April 1994 through September 1994 as the Company's Vice President, Sales and Marketing. In September 1994, Mr. Bonar became the Company's Executive Vice President and, in July 1997, was appointed as the Company's President and Chief Operating Officer. In April 1998 Mr. Bonar assumed the post of CEO. From 1991 to 1992, Mr. Bonar was Vice President of Worldwide Sales and Marketing for Bezier Systems, Inc., a San Jose, California-based manufacturer and marketer of laser printers. From 1990 to 1991, he was Worldwide Sales Manager for Adaptec, Inc., a San Jose-based laser printer controller developer. From 1988 to 1990, Mr. Bonar was Vice President of Sales and Marketing for Rastek Corporation, a laser printer controller developed located in Huntsville, Alabama. From 1984 to 1988, Mr. Bonar was employed as Executive Director of Engineering at QMS, Inc., an Alabama-based developer and manufacturer of high-performance color and monochrome printing solutions. Prior to these positions, Mr. Bonar was employed by IBM, U.K. Ltd. for approximately 17 years.

         DR. RICHARD H. GREEN has served as a director since September 2000. He is currently the President of International Power & Environmental Company
(IPEC), a consulting company located in San Diego, California. From 1993 through 1995, he served as Deputy Secretary of the State of California Environmental Protection Agency (Cal/EPA). From 1988 through 1993 Dr. Green served as Manager of Program Engineering and Review Office in the Office of Technology and Applications at the Jet Propulsion Laboratory (JPL) in Pasadena, California, where he had held various management positions since 1967. From 1965 through 1967, Dr. Green served as Senior Engineer for The Boeing Company, Space Division. From 1983 through 1985, Dr. Green held the Corwin D. Denny Chair as Professor of Energy and Director of the Energy Institute at the University of LaVerne, and from 1961 through 1964 served as Assistant Professor of Civil Engineering (Environmental Sciences) at Washington State University. Dr. Green currently is a member of the Governing Board of Pasadena City College. Dr. Green completed his bachelor's degree at Whitman College in 1958, his Master of Science at Washington State University in 1961, and his Ph.D. at Washington State University, under a United States Public Health Services Career Development Award, in 1965.

         ROBERT A. DIETRICH has served as a director of the Company since January 2000. Mr. Dietrich is President and CEO of Cyberair Communications Inc., a privately-held telecommunications company with strategic interests in Internet communications and "bandwidth" expansion technologies, as well as domestic and international telephone services, in Irvine, California. Recently, Mr. Dietrich was named President and CEO of Semper Resources Corporation, a public natural resources holding company in Irvine, California. From 1996 to 2000, Mr. Dietrich was Managing Director and CFO of Ventana International, Ltd., Irvine, California, a venture capital and private investment-banking firm. From 1990 to 1994, Mr. Dietrich was Vice President and Chief Financial Officer of CEI, Inc., in Santa Ana, California, a commercial furnishings firm, prior to joining Ventana. Mr. Dietrich is a graduate of the University of Notre Dame, with a bachelor's degree in accounting, and the University of Detroit, with a master's degree in finance. He served as a lieutenant in the U.S. Navy's Atlantic Command Operations Control Center.

         ERIC W. GAER has served as a director since March 2000. Since 1998, Mr. Gaer has been the President and CEO of Arroyo Development Corporation, a privately-held, San Diego-based management consulting company. From 1996 to 1998, he was Chairman, President and CEO of Greenland Corporation, a publicly-held high technology company in San Diego, California. In 1995, he was CEO of Ariel Systems, Inc., a privately-held engineering development company in Vista, California. Over the past 25 years, Mr. Gaer has served in executive management positions at a variety of high-technology companies, including DRDF, Daybreak Technologies, Inc., Venture Software, Inc., and Merisel, Inc. In 1970, he received a Bachelor of Arts degree in mass communications from California State University, Northridge.

         STEPHEN J. FRYER has served as a director of the Company since March 2000. He is currently Chairman of the Board and CEO of Pen Interconnect, Inc. ("Pen"), a high technology company in Irvine, California. He began his employment service at Pen in 1997 as Senior Vice President of Sales and Marketing. At Pen, he became a director in 1995 and was appointed President and CEO in 1998. From 1989 to 1996, Mr. Fryer was a principal in Ventana International, Ltd., a venture capital and private investment-banking firm in Irvine, California. He has over 28 years experience in the computer industry in the United States, Asia and Europe. Mr. Fryer graduated from the University of California in 1960 with a bachelor's degree in mechanical engineering.

EXECUTIVE OFFICERS AND MEMBERS OF THE BOARD OF DIRECTORS

The directors and executive officers of the Company, their ages and positions with the Company as of June 30, 2004 are as follows:

         Name                        Age      Since        Director Title
         Brian Bonar                 57       1995         Director and Chief Executive Officer
         Richard H. Green            68       2000         Director
         Robert A. Dietrich          59       2000         Director
         Eric W. Gaer                56       2000         Director
         Stephen J. Fryer            66       2000         Director

         BRIAN BONAR has served as a director of the Company since August 1995 and became the Company's Chairman of the Board in December 1999. From August 1992 through April 1994, Mr. Bonar served as the Company's Director of Technology Sales and from April 1994 through September 1994 as the Company's Vice President, Sales and Marketing. In September 1994, Mr. Bonar became the Company's Executive Vice President and, in July 1997, was appointed as the Company's President and Chief Operating Officer. In April 1998 Mr. Bonar assumed the post of CEO. From 1991 to 1992, Mr. Bonar was Vice President of Worldwide Sales and Marketing for Bezier Systems, Inc., a San Jose, California-based manufacturer and marketer of laser printers. From 1990 to 1991, he was Worldwide Sales Manager for Adaptec, Inc., a San Jose-based laser printer controller developer. From 1988 to 1990, Mr. Bonar was Vice President of Sales and Marketing for Rastek Corporation, a laser printer controller developed located in Huntsville, Alabama. From 1984 to 1988, Mr. Bonar was employed as Executive Director of Engineering at QMS, Inc., an Alabama-based developer and manufacturer of high-performance color and monochrome printing solutions. Prior to these positions, Mr. Bonar was employed by IBM, U.K. Ltd. for approximately 17 years.

         DR. RICHARD H. GREEN has served as a director since September 2000. He is currently the President of International Power & Environmental Company
(IPEC), a consulting company located in San Diego, California. From 1993 through 1995, he served as Deputy Secretary of the State of California Environmental Protection Agency (Cal/EPA). From 1988 through 1993 Dr. Green served as Manager of Program Engineering and Review Office in the Office of Technology and Applications at the Jet Propulsion Laboratory (JPL) in Pasadena, California, where he had held various management positions since 1967. From 1965 through 1967, Dr. Green served as Senior Engineer for The Boeing Company, Space Division. From 1983 through 1985, Dr. Green held the Corwin D. Denny Chair as Professor of Energy and Director of the Energy Institute at the University of LaVerne, and from 1961 through 1964 served as Assistant Professor of Civil Engineering (Environmental Sciences) at Washington State University. Dr. Green currently is a member of the Governing Board of Pasadena City College. Dr. Green completed his bachelor's degree at Whitman College in 1958, his Master of Science at Washington State University in 1961, and his Ph.D. at Washington State University, under a United States Public Health Services Career Development Award, in 1965.

         ROBERT A. DIETRICH has served as a director of the Company since January 2000. Mr. Dietrich is President and CEO of Cyberair Communications Inc., a privately-held telecommunications company with strategic interests in Internet communications and "bandwidth" expansion technologies, as well as domestic and international telephone services, in Irvine, California. Recently, Mr. Dietrich was named President and CEO of Semper Resources Corporation, a public natural resources holding company in Irvine, California. From 1996 to 2000, Mr. Dietrich was Managing Director and CFO of Ventana International, Ltd., Irvine, California, a venture capital and private investment-banking firm. From 1990 to 1994, Mr. Dietrich was Vice President and Chief Financial Officer of CEI, Inc., in Santa Ana, California, a commercial furnishings firm, prior to joining Ventana. Mr. Dietrich is a graduate of the University of Notre Dame, with a bachelor's degree in accounting, and the University of Detroit, with a master's degree in finance. He served as a lieutenant in the U.S. Navy's Atlantic Command Operations Control Center.

         ERIC W. GAER has served as a director since March 2000. Since 1998, Mr. Gaer has been the President and CEO of Arroyo Development Corporation, a privately-held, San Diego-based management consulting company. From 1996 to 1998, he was Chairman, President and CEO of Greenland Corporation, a publicly-held high technology company in San Diego, California. In 1995, he was CEO of Ariel Systems, Inc., a privately-held engineering development company in Vista, California. Over the past 25 years, Mr. Gaer has served in executive management positions at a variety of high-technology companies, including ITEC, Daybreak Technologies, Inc., Venture Software, Inc., and Merisel, Inc. In 1970, he received a Bachelor of Arts degree in mass communications from California State University, Northridge.

         STEPHEN J. FRYER has served as a director of the Company since March 2000. He is currently Chairman of the Board and CEO of Pen Interconnect, Inc. ("Pen"), a high technology company in Irvine, California. He began his employment service at Pen in 1997 as Senior Vice President of Sales and Marketing. At Pen, he became a director in 1995 and was appointed President and CEO in 1998. From 1989 to 1996, Mr. Fryer was a principal in Ventana International, Ltd., a venture capital and private investment-banking firm in Irvine, California. He has over 28 years experience in the computer industry in the United States, Asia and Europe. Mr. Fryer graduated from the University of California in 1960 with a bachelor's degree in mechanical engineering.

EXECUTIVE COMPENSATION

The following table sets forth certain summary information regarding compensation paid for services rendered during the fiscal years ended June 30, 2004, 2003 and 2002, respectively, to Dalrada' Chief Executive Officer, President and Chief Financial Officer during such period.

----------------------- --------------------------------------- ---------------------------------------------------------
       Payouts                Annual Compensation ($000)                        Long Term Compensation Awards
----------------------- --------------------------------------- ---------------------------------------------------------
(a)                     (b)     (c)        (d)      (e)         (f)            (g)              (h)        (i)
----------------------- ------- ---------- -------- ----------- -------------- ---------------- ---------- --------------
Name and Principal      Year    Salary     Bonus    Other       Restricted     Securities       LTIP       All Other
Position                                            Annual      Stock          Underlying       Payouts    Compensation
                                                    Compensa-   Awards($)      Options/SAR(#)   ($)        ($)
                                                    tion($)                    (4)
----------------------- ------- ---------- -------- ----------- -------------- ---------------- ---------- --------------
Brian Bonar,            2004    $157       $150                                     8,000,000
Chairman, Board of      2003    $275       $77                                     15,000,000
Directors, President    2002    $230                                                1,750,000
and C.E.O.
----------------------- ------- ---------- -------- ----------- -------------- ---------------- ---------- --------------
James R. Downey,        2004    $100       $20
Jr.,  Chief Operating   2003    $79
Officer and Chief
Accounting Officer
----------------------- ------- ---------- -------- ----------- -------------- ---------------- ---------- --------------

(1)      Mr. McKee resigned effective August 3, 2001
(2)      Mr. Englund resigned effective August 23, 2002.
(3) Mr. Downey joined the Company effective January 6, 2003 and resigned effective January 31, 2004.
(4)      Options granted

OPTIONS/SAR GRANTS IN THE LAST FISCAL YEAR

   The following table provides information on Options granted in the 2004 Fiscal Year to the Named Officers.

                                                                                                   Potential Realizable
                                                                                                    Value at Assumed
                                   Percent of                                                        Annual Rates of
                                   Number of           Total                                           Stock Price
                                   Securities        Options/SARs                                    Appreciation for
                                   Underlying         Granted to      Exercise or                    Option Term (4)
                                   Options/SARs      Employees in     Base Price     Expiration   ---------------------
Name                               Granted (#)       Fiscal Year       ($/share)        Date         5% ($)    10% ($)
------------------------------   ---------------   ---------------   ------------   ------------  ----------  ---------
Brian Bonar                         8,000,000           23.2%           $0.015        12/1/05         6K         12K
James R. Downey, Jr. (1)                    0

(1) Mr. Downey resigned effective January 30, 2004

Options/SAR Grants in the Last Fiscal Year

         The following table provides information on option exercises in the 2004 Fiscal Year by the Named Officers and the value of such Named Officers' unexercised options at June 30, 2004. Warrants to purchase Common Stock are included as options. No stock appreciation rights were held by them at the end of the 2004 Fiscal Year.

                                                                                            VALUE OF UNEXERCISED
                                     SHARES                                                 IN-THE-MONEY
                                     ACQUIRED ON                NUMBER OF SECURITIES        OPTIONS/SAR
                                     EXERCISE     VALUE         UNDERLYING UNEXERCISED      AT FISCAL YEAR END ($)
NAME                                 (#)          REALIZED($)   OPTIONS AT FY-END (#)       (2)
---------------------------------   ------------  -----------  --------------------------   ------------------------
                                                               EXERCISABLE   UN-            EXERCISABLE  UN-
                                                                             EXERCISABLE                 EXERCISABLE
                                                               ------------  ------------   -----------  -----------
Brian Bonar                           7,000,000        $0        8,000,000            --            $0            --
James R. Downey, Jr. (1)                     --        --        9,500,000            --            $0            --

(1) Mr. Downey resigned effective January 30, 2004


COMPENSATION OF DIRECTORS

         Each member of the Board of Directors of the Company receives a fee of $500 from the Company for each meeting attended.

EMPLOYMENT CONTRACTS, TERMINATION OF EMPLOYMENT, AND CHANGE-IN-CONTROL ARRANGEMENTS

         None

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         The Compensation Committee currently consists of Messrs. Gaer and Green. Neither of these individuals was an officer or employee of the Company at any time during the 2003 Fiscal Year. Mr. Gaer owns a company that receives consulting fees from the Company.

AUDIT COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         The Audit Committee currently consists of Messrs. Green and Dietrich (the audit committee expert). Neither of these individuals was an officer or employee of the Company at any time during the 2004 Fiscal Year.


SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information known to the best of the Company's knowledge with respect to the beneficial ownership of Common Stock as of April 30, 2005, by (i) all persons who are beneficial owners of five percent (5 percent) or more of the Common Stock, (ii) each director, and (iii) all current directors and executive officers individually and as a group. Unless otherwise indicated, each of the shareholders has sole voting and investment power with respect to the shares beneficially owned, subject to community property laws, where applicable.

The following table sets forth certain information known to DRDF with respect to the beneficial ownership of DRDF's common stock as of April 30, 2005 by (i) each person who is known by the Company to own beneficially more than 5% of the Company's common stock, (ii) each of DRDF's directors and executive officers, and (iii) all officers and directors of DRDF as a group. Except as otherwise listed below, the address of each person is c/o Dalrada Financial Corporation., 9449 Balboa Avenue, Suite 211, San Diego, CA 92123

------------------------------------------------- -------------------- ----------------- ------------
                                                  Number of            Percent of        Percent of
Name and Address                                  Shares               class             class after
Of Beneficial                                     Beneficially         prior             (3)
Owner                                             owned prior          Offering
Owned (1)                                         to offering          (2)
------------------------------------------------- -------------------- ----------------- ------------
ALPHA Capital AG (4)
Pradafant 7                                       36,642,857 (13)      .05%              .04%
9490 Furstentums,
Vaduz, Liechtenstein
------------------------------------------------- -------------------- ----------------- ------------

                                       36

------------------------------------------------- -------------------- ----------------- ------------
Gamma Opportunity Capital (5)
        Partners, LP                              36,642,857 (14)      .05%              .04%
British Colonial Centre of Commerce
One Bay Street, Suite 401
Nassau (NP), The Bahamas

------------------------------------------------- -------------------- ----------------- ------------
LONGVIEW FUND, L.P. (6)
1325 Howard Avenue, #422                          32,571,428 (15)      .04%              .03%
Burlingame, CA 94010

------------------------------------------------- -------------------- ----------------- ------------
Stonestreet Limited Partnership (7)
C/o Canaccord Capital Corporation                 24,428,571 (16)      .03%              .02%
320 Bay Street, Suite 1300
Toronto, Ontario M5H 4A6, Canada

------------------------------------------------- -------------------- ----------------- ------------
Directors and Officers
----------------------

Brian Bonar         (8)                           19,007,500           .03%              .02%
------------------------------------------------- -------------------- ----------------- ------------
Robert A. Dietrich  (9)                           11,384,500           .01%              .01%
------------------------------------------------- -------------------- ----------------- ------------
Stephen J. Fryer   (10)                            7,453,250           .01%              .01%
------------------------------------------------- -------------------- ----------------- ------------
Eric W. Gaer       (11)                            9,936,000           .02%              .01%
------------------------------------------------- -------------------- ----------------- ------------
Richard Green      (12)                            9,969,500           .02%              .01%
------------------------------------------------- -------------------- ----------------- ------------
 All current directors and
 Executive officers  (group of 5)                 58,003,750           .09%              .06%
------------------------------------------------- -------------------- ----------------- ------------

(1) Beneficial Ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of common stock subject to options or warrants currently exercisable or convertible, or exercisable or convertible within 60 days of April 30, 2005 are deemed outstanding for computing the percentage of the person holding such option or warrant but are not deemed outstanding for computing the percentage of any other person. Except as pursuant to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of common stock beneficially owned.

(2) Percentage based on 722,919,389 shares of common stock outstanding as of April 30, 2005, plus shares underlying each shareholders convertible note.

(3) Percentage based on 967,490,814 shares of common stock outstanding after the offering..

(4) Alpha Capital Aktiengesellschaft: In accordance with Rule 13d-3 under the Securities Exchange Act of 1934, Konard Ackerman may be deemed the control person of the shares owned by such entity. ALPHA Capital AG is a private investment fund that is owned by all its investors and managed by Mr. Ackerman. Mr. Ackerman disclaims beneficial ownership of the shares of common stock being registered hereto.

(5) Gamma Opportunity Capital Partners, LP: In accordance with Rule 13d-3 under the Securities Exchange Act 1934, Gamma Capital Advisors, Ltd., an Anguilla, British West Indies company, is the general partner to the stockholder Gamma Opportunity Capital Partners, LP, a Cayman Islands registered limited partnership, with the power to vote and dispose of the common shares being registered on behalf of the stockholder. As such, Gamma Capital Advisors, Ltd. may be deemed to be the beneficial owner of said shares. Christopher Rossman and Jonathan P. Knight, PhD. are the Directors of Gamma Capital Advisors, Ltd., each possessing the power to act on its behalf. Gamma Capital Advisors, Ltd., Christopher Rossman and Jonathan P. Knight, PhD. each disclaim beneficial ownership of the shares of common stock being registered hereto.

(6) Longview Fund, LP is a private investment fund that is in the business of investing publicy-traded securities for their own accounts and is structured as a limited liability company whose members are the investors in the fund. The

General Partner of the fund is Viking Asset Management, LLC, a California limited liability company which manages the operations of the fund. Peter T. Benz is the managing member of Viking Asset Management, LLC. As the control person of the shares owned by Longview Fund, LP, Peter T. Benz may be viewed as the beneficial owner of such shares pursuant to Rule 13d-3 under the Securities Exchange Act of 1934.

(7) Stonestreet Limited Partnership: In accordance with Rule 13d-3 under the Securities Exchange Act of 1934, Mr. Michael Finkelstein may be deemed the control person of the shares owned by such entity. Stonestreet Limited Partnership is a private investment fund that is owned by all its investors and managed by Ms. Libby Leonard.

(8) Includes 12,000,000 shares issuable upon exercise of warrants that are currently exercisable or will become exercisable within 60 days after November 14, 2003.

(9) Includes 9,125,000 shares issuable upon exercise of warrants that are currently exercisable or will become exercisable within 60 days after November 14, 2003.

(10) Includes 4,875,000 shares issuable upon exercise of warrants that are currently exercisable or will become exercisable within 60 days after November 14, 2003.

(11) Includes 7,375,000 shares issuable upon exercise of warrants that are currently exercisable or will become exercisable within 60 days after November 14, 2003.

(12) Includes 40,750,000 shares issuable upon exercise of warrants that are currently exercisable or will become exercisable within 60 days after November 14, 2003.

(13) Concerning Alpha Capital Aktiengesellschaft: Assuming $225,000 of Convertible Debentures converted at $0.007 plus 4,500,000 warrants.

(14) Concerning Gamma Opportunity Capital Partners, LP: Assuming $225,000 of Convertible Debentures converted at $0.007 plus 4,500,000 warrants.

(15) Concerning Longview Fund, LP: Assuming $200,000 of Convertible Debentures converted at $0.007 plus 4,000,000 warrants.

(16) Concerning Stonestreet Limited Partnership: Assuming $150,000 of Convertible Debentures converted at $0.007 plus 3,000,000 warrants.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

During the year ended June 30, 2004, the Company accrued consulting expenses of $60,000 due Arroyo Development Corporation, owned by Mr. Eric Gaer, a member of the Board of Directors. There was no officer or director indebtedness to the Company.

DESCRIPTION OF SECURITIES

GENERAL
-------

Our authorized capital stock consists of 1,000,000,000 shares of Common Stock at $.005 par value, of which 722,919,389 shares are issued and outstanding at April 30, 2005.

The following is a description of the securities of DRDF taken from provisions of our Company's Articles of Incorporation and By-laws, each as amended. The following description is a summary of the material terms in our articles of incorporation and bylaws, as currently in effect.

COMMON STOCK

Holders of the common stock are entitled to one vote for each share held in the election of directors and in all other matters to be voted on by shareholders. Stockholders have cumulative voting rights in the election of directors. Holders of common stock are entitled to receive dividends as may be declared from time to time by our board of directors out of funds legally available. In the event of liquidation, dissolution or winding up, holders of common stock are to share in all assets remaining after the payment of liabilities.

The holders of common stock have no preemptive or conversions rights and are not subject to further calls or assessments. There are no redemption or sinking fund provisions applicable to the common stock. The rights of the holders of the common stock are subject to any rights that may be fixed for holders of preferred stock. All of the outstanding shares of common stock are fully paid and non-assessable.

The holders of the outstanding shares of common stock are entitled to receive dividends out of assets legally available at such times and in such amounts as the Board of Directors may from time to time determine, subject to the rights of the holders of our preferred stock. Upon our liquidation, dissolution, or winding up, our assets, which are legally available for distribution to the stockholders, will be distributed equally among the holders of the shares.

We have never paid any cash dividends on the common stock. Future cash dividends, if any, will be at the discretion of our Board of Directors and will depend upon, among other things, our future operations and earnings, capital requirements and surplus, general financial condition, contractual restrictions, and such other factors as the Board of Directors may deem relevant.

WARRANTS AND OPTIONS:
---------------------

On December 17, 2003, DRDF issued four Warrants to purchase an aggregate of 16,000,000 shares of common stock of DRDF with an exercise price per share of 110% of the Closing trade price as reported by Bloomberg L.P. for the OTC Bulletin Board for the trading day preceding but not including the closing date to the following: 1) Alpha Capital Aktiengesellschaft for 4,500,000 shares, 2) Gamma Opportunity Capital Partners, LP for 4,500,000 shares, 3) Longview Fund, L.P. for 4,000,000 shares and Stonestreet Limited Partnership for 3,000,000 shares. These warrants will expire in five years. The underlying shares of these warrants are being registered in this registration statement.

PENNY STOCK DISCLOSURE REQUIREMENTS:
------------------------------------

See discussion in risk factor section, page 8, with the heading "Penny Stock issues may be difficult for an investor to dispose of."

                              SELLING SHAREHOLDERS
                              --------------------

SHARES ELIGIBLE FOR FUTURE SALE
-------------------------------

As of April 30, 2005, DRDF has 722,919,389 shares of Common Stock outstanding. Sales of a substantial number of shares of DRDFs Common Stock in the public market following this offering could adversely affect the market price of the Common Stock. DRDF is registering with this document 244,571,429 shares of Common Stock for resale, all of which will be freely tradable without restriction or further registration under the Securities Act. 228,571,429 of the underlying common shares that are being registered through this document pertain to the 8%, $800,000 in convertible debenture held by various investors (more detailed discussion below).

The Shares being offered for resale by our Selling Stockholders are issuable in accordance with ss. 4(2) and Rule 506 under the Securities Act of 1933, as amended (the "Securities Act"),

                            SELLING SHAREHOLDER TABLE

The table below sets forth information concerning the resale of shares of Common Stock by the Selling Stockholder. We will not receive any proceeds from the resale of the Common Stock by the Selling Stockholder nor will we receive proceeds from the exercise of the warrants.

Assuming the Selling Stockholder sells all the shares registered below, the Selling Stockholder will no longer continue to own any shares of our Common Stock.

The following table also sets forth the name of the person who is offering shares of common stock by this prospectus, the number of shares of common stock beneficially owned by such person, the number of shares of common stock that may be sold in this offering and the number of shares of common stock such person will own after the offering, assuming he sells all of the shares offered.

Selling Stockholder        Shares                                  Shares Offered     Shares Beneficially Owned After
                           Beneficially                            For Sale (6)                  Offering
                           Owned Prior to                                              If All Offered Shares Are Sold
                           the Offering
                           Number of Shares      Percentage(5)                        Number of Shares      Percentage
------------------------   -----------------   ----------------   ----------------   ------------------   -------------
Alpha Capital
Aktiengesellschaft (1)        68,785,714             9.5%            68,785,714               0                 0%
                                                     ----

Gamma Opportunity
Capital Partners LP(2)         68785,714             9.5%            68785,714                0                 0%
                                                     ----

Longview Fund, LP(3)          61,142,857             8.5%            61,142,857               0                 0%
                                                     ----

Stonestreet Limited           45,867,143             6.3%            45,867,143               0                 0%
  Partnership (4)                                    ----

* The number and percentage of shares beneficially owned is determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1934, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rule, beneficial ownership includes any shares as to which the selling stockholder has sole or shared voting power or investment power and also any shares, which the selling stockholder has the right to acquire within 60 days. The actual number of shares of common stock issuable upon the conversion of the debentures and exercise of the debenture warrants is subject to adjustment depending on, among other factors, the future market price of the common stock, and could be materially less or more than the number estimated in the table.

The above investors do not hold any position or office, or has had any material relationship with us or any of our affiliates within the past three years

         The selling shareholders are not a broker-dealers or affiliates of a broker-dealer.

(1) Alpha Capital Aktiengesellschaft: In accordance with Rule 13d-3 under the Securities Exchange Act of 1934, Konard Ackerman may be deemed the control person of the shares owned by such entity. ALPHA Capital AG is a private investment fund that is owned by all its investors and managed by Mr. Ackerman. Mr. Ackerman disclaims beneficial ownership of the shares of common stock being registered hereto.

(2) Gamma Opportunity Capital Partners, LP: In accordance with Rule 13d-3 under the Securities Exchange Act of 1934, Gamma Capital Advisors, Ltd., an Anguilla, British West Indies company, is the general partner to the stockholder Gamma Opportunity Capital Partners, LP, a Cayman Islands registered limited partnership, with the power to vote and dispose of the common shares being registered on behalf of the stockholder. As such, Gamma Capital Advisors, Ltd. may be deemed to be the beneficial owner of said shares. Christopher Rossman and Jonathan
         P. Knight, PhD. are the Directors of Gamma Capital Advisors, Ltd., each possessing the power to act on its behalf. Gamma Capital Advisors, Ltd., Christopher Rossman and Jonathan P. Knight, PhD. each disclaim beneficial ownership of the shares of common stock being registered hereto.

(3) Longview Fund, L.P. is a private investment fund that is in the business of investing publicy-traded securities for their own accounts and is structured as a limited liability company whose members are the investors in the fund. The General Partner of the fund is Viking Asset Management, LLC, a California limited liability company which manages the operations of the fund. Peter T. Benz is the managing member of Viking Asset Management, LLC. As the control person of the shares owned by Longview Fund, LP, Peter T. Benz may be viewed as the beneficial owner of such shares pursuant to Rule 13d-3 under the Securities Exchange Act of 1934.

(4) Stonestreet Limited Partnership: In accordance with Rule 13d-3 under the Securities Exchange Act of 1934, Mr. Michael Finkelstein may be deemed the control person of the shares owned by such entity. Stonestreet Limited Partnership is a private investment fund that is owned by all its investors and managed by Ms. Libby Leonard.

(5) Percentages are based on 722,919,389 shares of our common stock outstanding as of April 30, 2005.

 (6) This column represents the total number of shares of common stock that each selling security holder intends to sell based on the current market price at the time the registration statement was first filed.


TERMS OF THE CONVERTIBLE NOTES
------------------------------

On December 17, 2003, DRDF entered into a Securities Purchase Agreement with four accredited investors for the sale of (i) $800,000 in Convertible Debentures and (ii) warrants to buy 16,000,000 shares of our common stock. This prospectus relates to the resale of the common stock underlying these convertible notes and warrants.

The convertible notes bear interest at 8% per annum, mature two years from the date of issuance, and are convertible into our common stock at the investors option, at the lower of (i) $.02 (maximum price") or (ii) seventy percent (70%) of the average of the three lowest closing bid prices for the sixty (60) trading days prior to but not including the conversion date for the common stock. The full principal amount of the convertible notes is due upon default under the terms of secured convertible notes. The warrants are exercisable until five years from the date of issuance at a purchase price of $0.0187 per share. In addition, the conversion price of the convertible notes and the exercise price of the warrants will be adjusted in the event that we issue common stock at a price below the fixed conversion price or below market price, with the exception of any securities issued in connection with the Securities Purchase Agreement. The conversion price of the convertible notes and the exercise price of the warrants may be adjusted in certain circumstances such as if we pay a stock dividend, subdivide or combine outstanding shares of common stock into a greater or lesser number of shares, or take such other actions as would otherwise result in dilution of the selling stockholder's position..

The warrants are exercisable until five years from the date of issuance at a purchase price of $0.0187 per share. The selling stockholders will be entitled to exercise the warrants on a cashless basis if the shares of common stock underlying the warrants are not then registered pursuant to an effective registration statement. In the event that the selling stockholder exercises the warrants on a cashless basis, then we will not receive any proceeds. In addition, the exercise price of the warrants will be adjusted in the event we issue common stock at a price below market, with the exception of any securities issued as of the date of this warrant or issued in connection with the callable secured convertible notes issued pursuant to the Securities Purchase Agreement, dated December 17, 2003.

The holders of the 8% convertible debentures may not convert its securities into shares of DRDF's common stock if after the conversion such holder would beneficially own over 9.9% of the outstanding shares of DRDF's common stock. The holder may waive this percent ownership restriction upon not less than 61 days notice to DRDF. Since the number of shares of DRDF's common stock issuable upon conversion of the debentures will change based upon fluctuations of the market price of DRDF's common stock prior to a conversion, the actual number of shares of DRDF's common stock that will be issued under the debentures owned by the holders is based on a reasonable good faith estimate of the maximum amount needed.

If DRDF issues any shares of common stock for a price less than the purchase price of the warrants, prior to the complete exercise of the above warrants, the exercise price for future purchased will be reduced accordingly. The warrant purchase price shall be reduced as follows: (i) the number of shares of our common stock outstanding immediately prior to such issue shall be multiplied by the purchase price in effect at the time of such issue and the product shall be added to the aggregate consideration, if any, received by us upon such issue of additional shares of common stock; and (ii) the sum so obtained shall be divided by the number of shares of common stock outstanding immediately after such issue. The resulting figure shall be the adjusted purchase price.

The conversion price of the convertible notes and the exercise price of the warrants may be adjusted in certain circumstances such as if we pay a stock dividend, subdivide or combine outstanding shares of common stock into a greater or lesser number of shares, or take such other actions as would otherwise result in dilution of the selling shareholder's position.

The selling stockholders have contractually agreed to restrict their ability to convert or exercise their warrants and receive shares of our common stock such that the number of shares of common stock held by them and their affiliates after such conversion or exercise does not exceed 9.99% of the then issued and outstanding shares of common stock. The Subscriber may void this conversion limitation effective after (sixty-one) 61 days upon prior written notice to the Company.

The notes were issued to the following: Alpha Capital Aktiengesellschaf, a $225,000 secured convertible debenture, Gamma Opportunity Capital Partners, LP, a $225,000 secured convertible debenture, Longview Fund, L.P., a $200,000 secured convertible debenture and Stonestreet Limited Partnership, a $150,000 in secured convertible debenture. None of the investors are affiliated.

SAMPLE CONVERSION CALCULATION
-----------------------------

The following gives examples of the number of shares that would be issued if the $800,000 of convertible notes in this offering were converted at one time at prices representing 25%, 50%, and 75% below the current market price (assuming a conversion price to the note holders of $0.0026). As of April 30, 2005, we had 722,919,389 shares of common stock outstanding.

                    Price                               Number                 % of
% Below             Per               With Discount     of Shares              Outstanding
Market              Share             at 30%            Issuable               Stock
-------------       --------------    -----------       ----------------       -----------
         25%             $0.00195       $0.00137            583,941,606               81%
         50%              $0.0013       $0.00091            879,120,879              122%
         75%             $0.00066       $0.00046          1,739,130,435              240%


PLAN OF DISTRIBUTION

Each selling stockholders will most likely sell their shares on the open market. Our stock is quoted on the OTCBB under the symbol DRDF.

Therefore, the selling stockholders may, from time to time, sell any or all of their shares of common stock on any stock exchange, market, or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. There is no assurance that the selling stockholders will sell any or all of the common stock in this offering. The selling stockholders may use any one or more of the following methods when selling shares:

         o Ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers.

         o Block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction.

         o Purchases by a broker-dealer as principal and resale by the broker-dealer for its own account.

         o An exchange distribution following the rules of the applicable exchange

         o        Privately negotiated transactions

         o Short sales or sales of shares not previously owned by the seller

         o Broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share

         o A combination of any such methods of sale any other lawful method

The selling stockholders may also engage in

         o Short selling against the box, which is making a short sale when the seller already owns the shares.

         o Other transactions in our securities or in derivatives of our securities and the subsequent sale or delivery of shares by the stockholder.

         o Pledging shares to their brokers under the margin provisions of customer agreements. If a selling stockholder defaults on a margin loan, the broker may, from time to time, offer to sell the pledged shares.

Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from selling stockholders in amounts to be negotiated. If any broker-dealer acts as agent for the purchaser of shares, the broker-dealer may receive commission from the purchaser in amounts to be negotiated. The selling stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

The selling stockholders may pledge their shares to their brokers under the margin provisions of customer agreements. If a selling stockholders defaults on a margin loan, the broker may, from time to time, offer and sell the pledged shares. The selling stockholders and any other persons participating in the sale or distribution of the shares will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended, and the rules and regulations under such act, including, without limitation, Regulation M. These provisions may restrict certain activities of, and limit the timing of purchases and sales of any of the shares by, the selling stockholders or any other such person. In the event that the selling stockholders are deemed affiliated purchasers or distribution participants within the meaning of Regulation M, then the selling stockholders will not be permitted to engage in short sales of common stock. Furthermore, under Regulation M, persons engaged in a distribution of securities are prohibited from simultaneously engaging in market making and certain other activities with respect to such securities for a specified period of time prior to the commencement of such distributions, subject to specified exceptions or exemptions. In regards to short sells, the selling stockholder can only cover its short position with the securities they receive from us upon conversion. In addition, if such short sale is deemed to be a stabilizing activity, then the selling stockholder will not be permitted to engage in a short sale of our common stock. All of these limitations may affect the marketability of the shares.

The selling stockholders and any broker-dealers or agents that are involved in selling the shares may be considered to be "underwriters" within the meaning of the Securities Act for such sales. An underwriter is a person who has purchased shares from an issuer with a view towards distributing the shares to the public. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be considered to be underwriting commissions or discounts under the Securities Act.

Because the following selling shareholder is an "underwriter" within the meaning of Section 2(a)(11) of the Securities Act, they will be subject to the prospectus delivery requirements:

         o        Alpha Capital Aktiengesellschat
         o        Gamma Opportunity Capital Partners, LP
         o        Longview Fund, L.P.
         o        Stonestreet Limited Partnership

We are required to pay all fees and expenses incident to the registration of the shares in this offering. However, we will not pay any commissions or any other fees in connection with the resale of the common stock in this offering. We have agreed to indemnify the selling shareholders and their officers, directors, employees and agents, and each person who controls any selling shareholder, in certain circumstances against certain liabilities, including liabilities arising under the Securities Act. Each selling shareholder has agreed to indemnify DRDF and its directors and officers in certain circumstances against certain liabilities, including liabilities arising under the Securities Act.

If the selling stockholder notifies us that they have a material arrangement with a broker-dealer for the resale of the common stock, then we would be required to amend the registration statement of which this prospectus is a part, and file a prospectus supplement to describe the agreements between the selling stockholder and the broker-dealer.

LEGAL PROCEEDINGS

In October 1999, the law firms of Weiss & Yourman and Stull, Stull & Brody made a public announcement that they had filed a lawsuit against the Company and certain current and past officers and/or directors, alleging violation of federal securities laws and, in November 1999, the lawsuit, filed in the name of Nahid Nazarian Behfarin, on her own behalf and others purported to be similarly situated, was served on the Company. In January 2003, the Company entered into a Stipulation of Settlement with the plaintiffs. It agreed to pay the plaintiffs 5,000,000 shares of common stock and $200 in cash. The Parties have accepted the settlement. DRDF has issued the shares, and its insurance carrier has paid the $200 cash payment. Pursuant to a hearing in May 2003 the Court provided approval to the settlement.

On August 22, 2002, the Company was sued by its former landlord, Carmel Mountain #8 Associates, L.P. or past due rent on its former facilities at 15175 Innovation Drive, San Diego, CA 92127. A judgment was issued against Dalrada for $115,000. This amount plus interest has been accrued on the balance sheet.


DRDF was a party to a lawsuit filed by Symphony Partners, L.P. related to its acquisition of SourceOne Group, LLC. As reported on Form 8-K, dated July 22, 2003, the plaintiffs sought payment of $702. In June 2003, the Company entered into a settlement with the plaintiffs for a cash payment of $274, which has been paid.

DRDF is one of dozens of companies sued by The Massachusetts Institute of Technology, et al., related to a patent held by the plaintiffs that may be related to part of the Company's ColorBlind software. Subsequent to the period reported in this filing, in June 2003, the Company entered into a settlement with the plaintiffs who have agreed to dismiss their claims against DRDF with prejudice in exchange for a settlement fee payment of $10, which has been paid.

The Company has been sued in Illinois state court along with AIA/Mirriman, its insurance brokers by the Arena Football League-2 ("AFS"). Damages payable to AF2, should they win the suit, could exceed $700. The Company expects to defend its position and rely on representations of its insurance brokers. This case is currently in the discovery stage. In addition, Dalrada's management believes there is no merit to this case and intends to defend itself to the fullest extent.

Throughout fiscal 2003 and 2004, and through the date of this filing, trade creditors have made claims and/or filed actions alleging the failure of the Company to pay its obligations to them in a total amount exceeding $3,000. These actions are in various stages of litigation, with many resulting in judgments being entered against the Company. Several of those who have obtained judgments have filed judgment liens on the Company's assets. These claims range in value from less than one thousand dollars to just over one million dollars, with the great majority being less than twenty thousand dollars.

In connection with the Company's acquisition of controlling interest of Quik Pix, Inc., we are unaware of any pending litigation. From time to time, QPI may be involved in litigation relating to claims arising out of its operations in the normal course of business.

EXPERTS

The financial statements of DRDF at June 30, 2004 and 2003, appearing in this Prospectus and Registration Statement have been audited by Pohl, McNabola, Berg & Company, LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

LEGAL MATTERS

Legal matters concerning the issuance of shares of common stock offered in this registration statement will be passed upon by Naccarato & Associates, Owen Naccarato, Esq.

OTHER AVAILABLE INFORMATION

We are subject to the reporting requirements of the Securities and Exchange Commission (the "Commission"). We file periodic reports, proxy statements and other information with the Commission under the Securities Exchange Act of 1934. We will provide without charge to each person who receives a copy of this prospectus, upon written or oral request, a copy of any information that is incorporated by reference in this Prospectus (not including exhibits to the information that is incorporated by reference unless the exhibits are themselves specifically incorporated by reference). Requests should be directed to: Brian Bonar

We have filed a registration statement on Form SB-2 under the Securities Act of 1933 Act with the Commission in connection with the securities offered by this Prospectus. This Prospectus does not contain all of the information that is the registration statement, you may inspect without charge, and copy our filings, at the public reference room maintained by the Commission at 450 Fifth Street, N.W.

Washington, D.C. 20549. Copies of this material may also be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W. Washington, D.C. 20549, at prescribe rates.

Information about the public reference room is available from the commission by calling 1-800-SEC-0330.

The commission maintains a web site on the Internet that contains reports, proxy and information statements and other information regarding issuers that file electronically with the commission. The address of the site is www.sec.gov. Visitors to the site may access such information by searching the EDGAR archives on this web site.

We have not authorized anyone to provide you with any information that is different.

The selling security holders are offering to sell, and seeking offers to buy, shares of common stock only in jurisdictions where such offers and sales are permitted.

The information contained in this Prospectus is accurate as of the date of this prospectus. We will keep this prospectus up to date and accurate.

                              FINANCIAL STATEMENTS

OUR FINANCIAL STATEMENTS BEGIN ON PAGE F-1

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

1. On September 3, 2003, the Registrant appointed Pohl, McNabola, Berg & Company, LLP ("PMBC") as Imaging Technologies Corporation's ("ITEC," the "Registrant", or the "Company") independent auditors upon the recommendation of its Audit Committee.

The Dalrada (formerly ITEC) Audit Committee interviewed a number of candidates, including Stonefield Josephson, Inc., its prior independent auditors. The Audit Committee determined that it was in the best interests of the Company to engage a new independent auditor to perform services for ITEC and its subsidiaries, two of whose shares are publicly traded.

Stonefield Josephson's audit report on the financial statements of the Company as of June 30, 2002 expressed its uncertainty as to the Company's ability to continue as a going concern. They cited recurring losses from operations, the Company's working capital deficiency, and limited cash resources. These circumstances were also present in the financial statements of the Company as of March 31, 2003 and in financial statements for several consecutive reporting periods. The Company expects that this condition will be reported in its audited financial statements for the fiscal year ended June 30, 2003. PMBC has been engaged to perform the audit for this fiscal year ended June 30, 2003.

The Registrant believes there were no disagreements with Stonefield Josephson within the meaning of Instruction 4 to Item 304 of Regulation S-K on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure in connection with the audit of the Company's financial statements for the period ended June 30, 2002, or for any subsequent interim period, which disagreements, if not resolved to their satisfaction, would have caused Stonefield Josephson to make reference to the subject matter of the disagreements in connection with its report.

During the fiscal years ended June 30, 2000, 2001, 2002, and through the present, there have been no reportable events (as defined in Item 304(a)(1)(v) of Regulation S-K) of the type required to be disclosed by that section. The Company has not consulted with any other independent auditors regarding either
(i) the application of accounting principles to a specified transaction, either completed or proposed; or the type of audit opinion that might be rendered on the Company's financial statements; or (ii) any matter that was either the subject matter of a disagreement (as defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions) or a reportable event (as defined in Item 304(a)(1)(v) of Regulation S-K).

A letter of Stonefield Josephson addressed to the Securities and Exchange Commission is included as Exhibit 16 to this Form 8-K. Such letter states that such firm agrees with the statements made by the Company in this Item 4.

2. On August 23, 2002, the Registrant appointed Stonefield Josephson, Inc. ("SJI") as Imaging Technologies Corporation's ("ITEC," the "Registrant", or the "Company") independent auditors because the Company and its prior auditors, Merdinger, Fruchter, Rosen & Corso, PC ("MFRC").

         The Registrant stated that the Company and MFRC "mutually agreed that it was in the best interests of the Company to have auditors with offices closer to the Company's corporate offices". However, MFRC disagrees.

         MFRC was appointed as ITEC auditors on April 22, 2002, Boros & Farrington, PC ("BF"). Since the appointment, MFRC has had staff changes, which the Registrant believes would have adversely affected services provided to the Registrant. MFRC disagrees with this assessment.

         Other than those disagreements noted above, The Registrant believes there were no othger disagreements with MFRC within the meaning of Instruction 4 to Item 304 of Regulation S-K on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure with regard to its services to the Registrant, which disagreements, if not resolved to their satisfaction, would have caused MFRC to make reference to the subject matter of the disagreements.

         On August 23, 2002, the Company engaged SJI as the Company's independent auditors for the year ended June 30, 2002, replacing the firm of MFRC. The change has been approved by the Company's audit committee.


3. On April 22, 2002, the Registrant appointed Merdinger, Fruchter, Rosen & Corso, PC ("MFRC") as Imaging Technologies Corporation's ("ITEC," the "Registrant", or the "Company") independent auditors because the Company and its prior auditors, Boros & Farrington, PC ("BF") have mutually agreed that BF may not be able to adequately serve the continuing auditing requirements of the Company.

         ITEC's acquisition of SourceOne Group, Inc., which is located in Virginia, has created the need for auditing services on a larger scope than those provided by BF.

         BF's audit report on the financial statements of the Company as of June 30, 2001 expressed its uncertainty as to the Company's ability to continue as a going concern. They cited recurring losses from operations, the Company's working capital deficiency, and limited cash resources. These circumstances were also present in the financial statements of the Company as of September 30, 2001 and December 31, 2000 and 2001; and will be reported in the Company's financial statements as of March 31, 2002. The Registrant has not yet filed its Form 10-Q for the period ended March 31, 2002.

         The Registrant believes there were no disagreements with BF within the meaning of Instruction 4 to Item 304 of Regulation S-K on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure in connection with the audit of the Company's financial statements for the periods ended June 30, 1999, 2000, and 2001, or for any subsequent interim period, which disagreements, if not resolved to their satisfaction, would have caused BF to make reference to the subject matter of the disagreements in connection with its report.

         During the fiscal year ended June 30, 1999, 2000, 2001, and through the present, there have been no reportable events (as defined in Item 304(a)(1)(v) of Regulation S-K) of the type required to be disclosed by that section. The Company has not consulted with any other independent auditors regarding either
(i) the application of accounting principles to a specified transaction, either completed or proposed; or the type of audit opinion that might be rendered on the Company's financial statements; or (ii) any matter that was either the subject matter of a disagreement (as defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions) or a reportable event (as defined in Item 304(a)(1)(v) of Regulation S-K).

         On April 22, 2002, the Company engaged MFRC as the Company's independent auditors for the year ended June 30, 2002, replacing the firm of BF. The change has been approved by the Company's audit committee.

         A letter of BF addressed to the Securities and Exchange Commission is included as Exhibit 16 to this Form 8-K. Such letter states that such firm agrees with the statements made by the Company in this Item 4.

PART II. INFORMATION NOT REQUIRED IN PROSPECTUS
-----------------------------------------------

INDEMNIFICATION OF DIRECTORS AND OFFICER

Section 145 of the General Corporation Law of the State of Delaware provides, in general, that a corporation incorporated under the laws of the State of Delaware, such as the registrant, may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than a derivative action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another enterprise, against expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person's conduct was unlawful. In the case of a derivative action, a Delaware corporation may indemnify any such person against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery of the State of Delaware or any other court in which such action was brought determines such person is fairly and reasonable entitled to indemnity for such expenses.

Our certificate of incorporation provides that directors shall not be personally liable for monetary damages to our company or our stockholders for breach of fiduciary duty as a director, except for liability resulting from a breach of the director's duty of loyalty to our company or our stockholders, intentional misconduct or willful violation of law, actions or inactions not in good faith, an unlawful stock purchase or payment of a dividend under Delaware law, or transactions from which the director derives improper personal benefit. Such limitation of liability does not affect the availability of equitable remedies such as injunctive relief or rescission. Our certificate of incorporation also authorizes us to indemnify our officers, directors and other agents to the fullest extent permitted under Delaware law. Our bylaws provide that the registrant shall indemnify our officers, directors and employees. The rights to indemnity thereunder continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors, and administrators of the person. In addition, expenses incurred by a director or officer in defending any action, suit or proceeding by reason of the fact that he or she is or was a director or officer of our company shall be paid by the registrant unless such officer, director or employee is adjudged liable for negligence or misconduct in the performance of his or her duties.

This means that our certificate of incorporation provides that a director is not personally liable for monetary damages to us or our stockholders for breach of his or her fiduciary duties as a director. A director will be held liable for a breach of his or her duty of loyalty to us or our stockholders, his or her intentional misconduct or willful violation of law, actions or in actions not in good faith, an unlawful stock purchase or payment of a dividend under Delaware law, or transactions from which the director derives an improper personal benefit. This limitation of liability does not affect the availability of equitable remedies against the director including injunctive relief or rescission. Our certificate of incorporation authorizes us to indemnify our officers, directors and other agent to the fullest extent permitted under Delaware law. We have entered into indemnification agreements with all of our officers and directors. In some cases, the provisions of these indemnification agreements may be broader than the specific indemnification provisions contained in our certificate of incorporation or otherwise permitted under Delaware law. Each indemnification agreement may require us to indemnify an officer or director against liabilities that may arise by reason of his status or service as an officer or director, or against liabilities arising from the director's willful misconduct of a culpable nature.

Commission Policy

Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers or persons controlling DRDF. DRDF has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

Related to the securities being registered. The expenses shall be paid by the Registrant.


SEC Registration Fee                                         $243.26
Printing and Engraving Expenses                            $5,000.00
Legal Fees and Expenses                                   $20,000.00
Accounting Fees and Expenses                              $15,000.00
Transfer Agent Fees                                        $5,000.00
Blue Sky Fees                                              $1,000.00
Miscellaneous                                              $5,000.00
                                                          ----------
Total                                                     $51,243.26


RECENT SALES OF UNREGISTERED SECURITIES
---------------------------------------

DRDF made the following sales of stock without registration using the exceptions available under the Securities Act of 1933, as amended, including unregistered sales made pursuant to Section 4(2) of the Securities Act of 1933, as follows:

Fiscal Year 2001
----------------

On March 6, 2001, 5,067,568 shares were issued to the Celeste Trust for the conversion of a convertible debenture at $0.056 per share. These shares were valued at $283,784. These shares were issued pursuant to the exempt provided by
Section 4(2) of the Securities Act of 1933, as amended. We made a determination that the Celest Trust, was a sophisticated investor with enough knowledge and experience in business to evaluate the risks and merits of the investment.

Fiscal Year 2002
----------------

On January 28, 2002, 166,667 shares were issued to Lucan Allen Cline at $0.46 per share in payment of consulting services valued at $76,667. These shares were issued pursuant to the exempt provided by Section 4(2) of the Securities Act of 1933, as amended. We made a determination that Lucan Allen Cline, was a sophisticated investor with enough knowledge and experience in business to evaluate the risks and merits of the investment.

On April 3, 2002, 35,000,000 shares were issued to American Industries at $.033 per shares for a legal settlement valued at $1,155,000. These shares were issued pursuant to the exempt provided by Section 4(2) of the Securities Act of 1933, as amended. We made a determination that American Industires, was a sophisticated investor with enough knowledge and experience in business to evaluate the risks and merits of the investment.

Fiscal Year 2003
----------------

On July 8, 2002, 450,000 shares were issued to Technipower, Inc. at $0.16 per share in settlement of debt valued at $72,000. These shares were issued pursuant to the exempt provided by Section 4(2) of the Securities Act of 1933, as amended. We made a determination that Technipower, Inc., was a sophisticated investor with enough knowledge and experience in business to evaluate the risks and merits of the investment.

On October 10, 2002, 250,000 shares were issued to Gary Fong at $0.013 per share for payment of rent, valued at $3,250. These shares were issued pursuant to the exempt provided by Section 4(2) of the Securities Act of 1933, as amended. We made a determination that Gary Fong, was a sophisticated investor with enough knowledge and experience in business to evaluate the risks and merits of the investment.

On November 11, 2002, 1,000,000 shares were issued to Michael Belletini at $0.013 per share for employee compensation valued at $13,000. These shares were issued pursuant to the exempt provided by Section 4(2) of the Securities Act of 1933, as amended. We made a determination that Michael Belletini, was a sophisticated investor with enough knowledge and experience in business to evaluate the risks and merits of the investment.

On November 11, 2002, 1,000,000 shares were issued to David Stone at $0.013 per share for employee compensation valued at $13,000. These shares were issued pursuant to the exempt provided by Section 4(2) of the Securities Act of 1933, as amended. We made a determination that David Stone, was a sophisticated investor with enough knowledge and experience in business to evaluate the risks and merits of the investment.

On November 11, 2002, 1,000,000 shares were issued to David Valade at $0.013 per share for employee compensation valued at $13,000. These shares were issued pursuant to the exempt provided by Section 4(2) of the Securities Act of 1933, as amended. We made a determination that David Valade, was a sophisticated investor with enough knowledge and experience in business to evaluate the risks and merits of the investment.

On November 14, 2002, 500,000 shares were issued to Hiichiro Ogawa at $0.012 per share for consulting services valued at $6,000. These shares were issued pursuant to the exempt provided by Section 4(2) of the Securities Act of 1933, as amended. We made a determination that Hiichiro Ogawa, was a sophisticated investor with enough knowledge and experience in business to evaluate the risks and merits of the investment.

On November 14, 2002, 437,500 shares were issued to Sayakp Torihara at $0.012 per share for consulting services valued at $6,000. These shares were issued pursuant to the exempt provided by Section 4(2) of the Securities Act of 1933, as amended. We made a determination that Sayakp Torihara, was a sophisticated investor with enough knowledge and experience in business to evaluate the risks and merits of the investment.

On November 18, 2002, 198,379 shares were issued to Balmore Funds at $0.008 per share for conversion of a convertible debenture valued at $1,666. These shares were issued pursuant to the exempt provided by Section 4(2) of the Securities Act of 1933, as amended. We made a determination that Balmore S.A., was a sophisticated investor with enough knowledge and experience in business to evaluate the risks and merits of the investment.

On December 20, 2002, 45,000,000 shares were issued to Mr. Kim Guardtec, Inc. for foreign services rendered valued at $490,000. These shares were issued pursuant to the exempt provided by Section 4(2) of the Securities Act of 1933, as amended. We made a determination that Mr. Kim, was a sophisticated investor with enough knowledge and experience in business to evaluate the risks and merits of the investment.

On January 9, 2003 3,125,000 shares were issued to Sid Berman at $0.013 for the acquisition of QPI, valued at $40,625. These shares were issued pursuant to the exempt provided by Section 4(2) of the Securities Act of 1933, as amended. We made a determination that Sid Berman, was a sophisticated investor with enough knowledge and experience in business to evaluate the risks and merits of the investment.

On January 9, 2003 1,250,000 shares were issued to Lee Finger at $0.013 for the acquisition of QPI, valued at $16,250. These shares were issued pursuant to the exempt provided by Section 4(2) of the Securities Act of 1933, as amended. We made a determination that Lee Finger, was a sophisticated investor with enough knowledge and experience in business to evaluate the risks and merits of the investment.

On January 9, 2003 1,250,000 shares were issued to Hal Kirsch at $0.013 for the acquisition of QPI, valued at $16,250. These shares were issued pursuant to the exempt provided by Section 4(2) of the Securities Act of 1933, as amended. We made a determination that Hal Kirsch was a sophisticated investor with enough knowledge and experience in business to evaluate the risks and merits of the investment.

On January 9, 2003, 500,000 shares were issued to Edie Youngman at $0.013 for the acquisition of QPI, valued at $6,500. These shares were issued pursuant to the exempt provided by Section 4(2) of the Securities Act of 1933, as amended. We made a determination that Mr. Youngman, was a sophisticated investor with enough knowledge and experience in business to evaluate the risks and merits of the investment.

On January 14, 2003, 5,000,000 shares were issued to Eun Hee Chung at $0.012 for consulting services valued at $60,000. These shares were issued pursuant to the exempt provided by Section 4(2) of the Securities Act of 1933, as amended. We made a determination that Eun Hee Chung, was a sophisticated investor with enough knowledge and experience in business to evaluate the risks and merits of the investment.

On January 14, 2003, 5,000,000 shares were issued to W.Y. Kim at $0.012 for $60,000 in cash. These shares were issued pursuant to the exempt provided by
Section 4(2) of the Securities Act of 1933, as amended. We made a determination that W.Y. Kim was a sophisticated investor with enough knowledge and experience in business to evaluate the risks and merits of the investment.

On March 3, 2003, 300,000 shares were issued to Steven Reid at $0.011 for consulting services valued at $60,000. These shares were issued pursuant to the exempt provided by Section 4(2) of the Securities Act of 1933, as amended. We made a determination that Steven Reid, was a sophisticated investor with enough knowledge and experience in business to evaluate the risks and merits of the investment.

On April 21, 2003, 1,000,000 shares were issued to Lester Brann at $0.011 per share for employee compensation valued at $11,000. These shares were issued pursuant to the exempt provided by Section 4(2) of the Securities Act of 1933, as amended. We made a determination that Lester Brann, was a sophisticated investor with enough knowledge and experience in business to evaluate the risks and merits of the investment.

Fiscal Year 2004
----------------

On July 18, 2003, 5,945,946 shares were issued to Bristol Investment Fund at $0.019 per share for conversion of a convertible debenture valued at $112,378. These shares were issued pursuant to the exempt provided by Section 4(2) of the Securities Act of 1933, as amended. We made a determination that Bristol Capital
....., was a sophisticated investor with enough knowledge and experience in business to evaluate the risks and merits of the investment.

On August 1, 2003, 5,000,000 shares were issued to MarketByte LLC at $0.025 for consulting services valued at $125,000. These shares were issued pursuant to the exempt provided by Section 4(2) of the Securities Act of 1933, as amended. We made a determination that MarketByte, LLC., was a sophisticated investor with enough knowledge and experience in business to evaluate the risks and merits of the investment.

On October 2, 2003, 12,402,597 shares were issued to Bristol Investment Fund at $0.025 per share for conversion of a convertible debenture valued at $312,545. These shares were issued pursuant to the exempt provided by Section 4(2) of the Securities Act of 1933, as amended. We made a determination that Bristol Capital
....., was a sophisticated investor with enough knowledge and experience in business to evaluate the risks and merits of the investment.

On October 9, 2003, 175,000 shares were issued to Stull, Stull & Brody at $0.032 for legal services valued at $5,600. These shares were issued pursuant to the exempt provided by Section 4(2) of the Securities Act of 1933, as amended. We made a determination that Stull, Stull & Brody, was a sophisticated investor with enough knowledge and experience in business to evaluate the risks and merits of the investment.

On October 9, 2003, 1,075,000 shares were issued to Weiss & Youngman at $0.032 for legal services valued at $34,400. These shares were issued pursuant to the exempt provided by Section 4(2) of the Securities Act of 1933, as amended. We made a determination that Weiss & Youngman was a sophisticated investor with enough knowledge and experience in business to evaluate the risks and merits of the investment.

On October 2, 2003, 5,876,872 shares were issued to Bristol Investment Fund at $0.021 per share for conversion of a convertible debenture valued at $123,414. These shares were issued pursuant to the exempt provided by Section 4(2) of the Securities Act of 1933, as amended. We made a determination that Bristol Capital
....., was a sophisticated investor with enough knowledge and experience in business to evaluate the risks and merits of the investment.

On December 18, 2003, 2,454,146 shares were issued to Bristol Investment Fund at $0.013 per share for conversion of a convertible debenture valued at $32,640. These shares were issued pursuant to the exempt provided by Section 4(2) of the Securities Act of 1933, as amended.

On January 4, 2004, 75,000 shares were issued to Gary Fong at $0.015 for rent valued at $1,125. These shares were issued pursuant to the exempt provided by
Section 4(2) of the Securities Act of 1933, as amended. We made a determination that Gary Fong was a sophisticated investor with enough knowledge and experience in business to evaluate the risks and merits of the investment.

On January 7, 2004, 75,000 shares were issued to Gary Fong at $0.02 for services valued at $1,500. These shares were issued pursuant to the exempt provided by
Section 4(2) of the Securities Act of 1933, as amended. We made a determination that Gary Fong, was a sophisticated investor with enough knowledge and experience in business to evaluate the risks and merits of the investment.

On January 7, 2004, 150,000 shares were issued to Karim Alami at $0.02 for services valued at $3,000. These shares were issued pursuant to the exempt provided by Section 4(2) of the Securities Act of 1933, as amended. We made a determination that Karim Alami was a sophisticated investor with enough knowledge and experience in business to evaluate the risks and merits of the investment.

On January 15, 2004, 7,481,989 shares were issued to Amro....... at $0.0124 for the conversion of convertible debentures and accrued interest of $92,777. These shares were issued pursuant to the exempt provided by Section 4(2) of the
Securities Act of 1933, as amended. We made a determination that Amro ...., was a sophisticated investor with enough knowledge and experience in business to evaluate the risks and merits of the investment.

On February 2, 2004, 4,523,810 shares were issued to Bristol Capital....... at
$0.0084 for the conversion of convertible debentures of $38,000. These shares were issued pursuant to the exempt provided by Section 4(2) of the Securities
Act of 1933, as amended. We made a determination that Bristol Capital ...., was a sophisticated investor with enough knowledge and experience in business to evaluate the risks and merits of the investment.

On February 4, 2004, 12,000,000 shares were issued (Bonar 7,000,000, Dietrich and Gaer both 2,500,000) pursuant to the exercise of stock options with an exercise price of $0.006. These shares were issued pursuant to the exempt provided by Section 4(2) of the Securities Act of 1933, as amended. We made a determination that these individuals were sophisticated investors with enough knowledge and experience in business to evaluate the risks and merits of the investment.

On February 19, 2004, 7,500,000 shares were issued (Fryer 5,000,000 and Green 2,500,000) pursuant to the exercise of stock options with an exercise price of $0.006. These shares were issued pursuant to the exempt provided by Section 4(2) of the Securities Act of 1933, as amended.

On March 1, 2004, 12,852,603 shares were issued to Bristol Capital....... at
$0.007 for the conversion of convertible debentures of $89,968. These shares were issued pursuant to the exempt provided by Section 4(2) of the Securities
Act of 1933, as amended. We made a determination that Bristol Capital ...., was a sophisticated investor with enough knowledge and experience in business to evaluate the risks and merits of the investment.

On March 5, 2004, 10,000,000 shares were issued (Green and Fryer both 4,875,000 and Dietrich Green 250,000) pursuant to the exercise of stock options with an exercise price of $0.006. These shares were issued pursuant to the exempt provided by Section 4(2) of the Securities Act of 1933, as amended.

On March 8, 2004, 2,747,287 shares were issued to Stonestreet....... at $0.0073 for the conversion of convertible debentures of $20,000. These shares were issued pursuant to the exempt provided by Section 4(2) of the Securities Act of 1933, as amended. We made a determination that Stonestreet Limited Partnership was a sophisticated investor with enough knowledge and experience in business to evaluate the risks and merits of the investment.

On March 15, 2004, 13,121,275 shares were issued to Bristol Capital....... at
$0.0049 for the conversion of convertible debentures of $64,294. These shares were issued pursuant to the exempt provided by Section 4(2) of the Securities
Act of 1933, as amended. We made a determination that Bristol Capital ...., was a sophisticated investor with enough knowledge and experience in business to evaluate the risks and merits of the investment.

On March 16, 2004, 6,911,011 shares were issued to Balmore S.A at $0.0088 for the conversion of convertible debentures of $60,817. These shares were issued pursuant to the exempt provided by Section 4(2) of the Securities Act of 1933, as amended. We made a determination that Balmore S.A., was a sophisticated investor with enough knowledge and experience in business to evaluate the risks and merits of the investment.

On May 25, 2004, 13,954,855 shares were issued to Stonestreet Limited Partnership at $0.00475 per share for conversion of a convertible debenture valued at $65,000 plus $1,285.56 in interest. These shares were issued pursuant to the exempt provided by Section 4(2) of the Securities Act of 1933, as amended. We made a determination that Stonestreet Limited Partnership was a sophisticated investor with enough knowledge and experience in business to evaluate the risks and merits of the investment.

On May 25, 2004, 36,771,937 shares were issued to Balmore S.A at $0.0046526 per share for conversion of a convertible debenture valued at $140,000 and $31,087.79 in interest. These shares were issued pursuant to the exempt provided by Section 4(2) of the Securities Act of 1933, as amended. We made a determination that Balmore S.A., was a sophisticated investor with enough knowledge and experience in business to evaluate the risks and merits of the investment.

On May 25, 2004, 27,500,000 shares were issued to Howard Schraub at $0.008 per share for conversion of a convertible debenture valued at $220,000. These shares were issued pursuant to the exempt provided by Section 4(2) of the Securities Act of 1933, as amended. We made a determination that Bristol Investment Fund, Ltd., was a sophisticated investor with enough knowledge and experience in business to evaluate the risks and merits of the investment.

On May 25, 2004, 7,500,000 shares were issued to Blue Fin Corporation at $0.008 per share for conversion of a convertible debenture valued at $60,000. These shares were issued pursuant to the exempt provided by Section 4(2) of the Securities Act of 1933, as amended.

On September 22, 2004, Bristol Investment Fund, Ltd., was issued as a partial conversion of $17,500 of principal and $3,728.22 of interest at $0.0021 per share into 10,108,706 shares of Dalrada common stock. These shares were issued pursuant to the exempt provided by Section 4(2) of the Securities Act of 1933, as amended.

On October 22, 2004, Bristol Investment Fund, Ltd., was issued as a conversion of $35,000 of principal and $7,640.55 of interest at $0.00147 per share into 28,427,032 shares of Dalrada common stock. These shares were issued pursuant to the exempt provided by Section 4(2) of the Securities Act of 1933, as amended. We made a determination that Bristol Investment Fund, Ltd., was a sophisticated investor with enough knowledge and experience in business to evaluate the risks and merits of the investment.

On December 3, 2004, Bristol Investment Fund, Ltd., was issued as a conversion of $29,000 of principal and $6,635.84 of interest at $0.00154 per share into 23,757,224 shares of Dalrada common stock. These shares were issued pursuant to the exempt provided by Section 4(2) of the Securities Act of 1933, as amended. We made a determination that Bristol Investment Fund, Ltd., was a sophisticated investor with enough knowledge and experience in business to evaluate the risks and merits of the investment.

On December 9, 2004, 21,121,413 shares were issued to Stonestreet Limited Partnership at $0.00157 per share for conversion of a convertible debenture valued at $30,000 plus $1893.56 in interest. These shares were issued pursuant to the exempt provided by Section 4(2) of the Securities Act of 1933, as amended. We made a determination that Stonestreet Limited Partnership was a sophisticated investor with enough knowledge and experience in business to evaluate the risks and merits of the investment.

>From October 1, 2004 through December 31, 2004 the following shares were issued for services rendered:

Whiteford Brann, Michael Brann and Jason Brann were issued 375,000, 576,950 and 576,950 shares of Dalrada common stock respectively valued at $.00458 a shares for they service they performed in relation to the acquisition of Jackson Staffing. These shares were issued pursuant to the exempt provided by Section 4(2) of the Securities Act of 1933, as amended. We made a determination that Whiteford Brann, Michael Brann and Jason Brann were sophisticated investors with enough knowledge and experience in business to evaluate the risks and merits of the investment.

Anne Woelk was issued 144,000 shares valued at $.00500 a share for administrative services rendered. These shares were issued pursuant to the exempt provided by Section 4(2) of the Securities Act of 1933, as amended. We made a determination that Anne Woelk was a sophisticated investor with enough knowledge and experience in business to evaluate the risks and merits of the investment.

Dominick Zack was issued 4,000,000 shares valued at $.00500 a share for accounting services rendered in relation to the Jackson Staffing subsidiary. These shares were issued pursuant to the exempt provided by Section 4(2) of the Securities Act of 1933, as amended. We made a determination that Dominick Zack was a sophisticated investor with enough knowledge and experience in business to evaluate the risks and merits of the investment.

Deborah McNeil was issued 1,000,000 shares valued at $.00500 a share for accounting services rendered in relation to the Jackson Staffing subsidiary. These shares were issued pursuant to the exempt provided by Section 4(2) of the Securities Act of 1933, as amended. We made a determination that Deborah McNeil was a sophisticated investor with enough knowledge and experience in business to evaluate the risks and merits of the investment.

On April 8, 2005, 46,852,671 shares were issued to Balmore S.A. at $0.00181 per share for conversion of a convertible debenture valued at $65,000 plus $19,803.33 in interest. These shares were issued pursuant to the exempt provided by Section 4(2) of the Securities Act of 1933, as amended. We made a determination that Balmore S.A. was a sophisticated investor with enough knowledge and experience in business to evaluate the risks and merits of the investment

                                    EXHIBITS

Exhibit
Number      Description
-------     -----------

3(c) Certificate of Amendment of Certificate of Incorporation of the Company, filed May 23, 1997, as amended, and currently in effect (Incorporated by reference to 1997 Form 10-K) *

3(d) Certificate of Amendment of Certificate of Incorporation, filed January 12, 1999, as amended and currently in effect (Incorporated by reference to Form 10-Q for the period ended December 31, 1998) *

3(e) Certificate Eliminating Reference to Certain Series of Shares of Stock from the Certificate of Incorporation, filed January 12, 1999, as amended and currently in effect (Incorporated by reference to Form 10-Q for the period ended December 31, 1998) *

3(f) By-Laws of the Company, as amended, and currently in effect (Incorporated by reference to Exhibit 3(b) to 1987 Form 10-K) *

3(g) Certificate of Amendment of Certificate of Incorporation, filed May 12, 2000, as amended and currently in effect (Incorporated by reference to Exhibit 3(g) to 2001 Form 10-K) *

4(a) Amended Certificate of Designation of Imaging Technologies Corporation with respect to the 5% Convertible Preferred Stock (Incorporated by reference to Exhibit 4(d) to 1987 Form 10-K) *

4(b) Amended Certificate of Designation of Imaging Technologies Corporation with respect to the 5% Series B Convertible Preferred Stock (Incorporated by reference to Exhibit 4(b) to 1988 Form 10-K)
            *

4(c) Certificate of Designations, Preferences and Rights of Series C Convertible Preferred Stock of Imaging Technologies Corporation (Incorporated by reference to Exhibit 4(c) to 1998 Form 10-K) *

4(d) Certificate of Designation, Powers, Preferences and Rights of the Series of Preferred Stock to be Designated Series D Convertible Preferred Stock, filed January 13, 1999 (Incorporated by reference to Form 10-Q for the period ended December 31, 1998) *

4(e) Certificate of Designation, Powers, Preferences and Rights of the Series of Preferred Stock to be Designated Series E Convertible Preferred Stock, filed January 28, 1999 (Incorporated by reference to Form 10-Q for the period ended December 31, 1998) *

5.1         Opinion re: Legality **

10(a) Private Equity Line of Credit Agreement by and among certain Investors and the Company * (Incorporated by reference to Form 8-K, filed July 26, 2000)

10(b) Convertible Note Purchase Agreement dated December 12, 2000 between the Company and Amro International, S.A., Balmore Funds, S.A., and Celeste Trust Reg. (Incorporated by reference to Form 8-K, filed January 19, 2001. *

10(c) Convertible Note Purchase Agreement dated July 26, 2001 between the Company and Balmore Funds, S.A. (Incorporated by reference to Form 8-K filed August 2, 2001. *

10(d) Share Purchase Agreement, dated December 1, 2000, between ITEC and EduAdvantage.com, Inc. (Incorporated by reference to Form 10-Q for the period ended September 30, 2000) *

10(e) Agreement to Acquire Shares, dated December 1, 2000, between ITEC and Quik Pix, Inc. (Incorporated by reference to Form 10-Q for the period ended September 30, 2000) and subsequently cancelled. *

10(f) Agreement to Acquire Shares, dated December 17, 2000, between ITEC and Pen Internconnect, Inc. (Incorporated by reference to Form 10-Q for the period ended September 30, 2000) and subsequently cancelled.
            *

10(g) Share Purchase Agreement, dated December 1, 2000, between ITEC and EduAdvantage.com, Inc. (Incorporated by reference to Form 10-Q for the period ended September 30, 2000) *

10(h) Convertible Promissory Note dated September 21, 2001 between the Company and Stonestreet Limited Partnership. (Incorporated by reference to Exhibit 10(u) of 2001 Form 10-K) *

10(i) Convertible Note Purchase Agreement dated September 21, 2001 between the Company and Stonestreet Limited Partnership. (Incorporated by reference to Exhibit 10(v) of 2001 Form 10-K) *

10(j) Registration Rights Agreement dated September 21, 2001 between the Company and Stonestreet Limited Partnership. (Incorporated by reference to Exhibit 10(w) of 2001 Form 10-K) *

10(k) Form of Warrant to Purchase 11,278,195 Shares of Common Stock of ITEC, dated September 21, 2001, between ITEC and Stonestreet Limited Partnership. (Incorporated by reference to Exhibit 10(x) of 2001 Form 10-K) *

10(l) Asset Purchase Agreement, dated October 25, 2001, among the Company and Lisa Lavin, Gary J. Lavin, and Roland A. Fernando. (Incorporated by reference to Exhibit 10(a) to September 2001 Form 10-Q) *

10(m) Audited Financial Statements of SourceOne Group, LLC. (Incorporated by reference to Form 8-K filed on January 25, 2002) *

10(n) Secured Convertible Debenture issued by the Company to Bristol Investment Fund, Ltd., dated January 22, 2002. (Incorporated by reference to Exhibit 10(a) of December 2001 Form 10-Q) *

10(o) Securities Purchase Agreement between the Company and Bristol Investment Fund, Ltd., dated January 22, 2002. (Incorporated by reference to Exhibit 10(b) of December 2001 Form 10-Q) *

10(p) Registration Rights Agreement between the Company and Bristol Investment Fund, Ltd., dated January 22, 2002. (Incorporated by reference to Exhibit 10(c) of December 2001 Form 10-Q) *

10(q) Transaction Fee Agreement between the Company and Alexander Dunham Securities, Inc., dated January 22, 2002. (Incorporated by reference to Exhibit 10(d) of December 2001 Form 10-Q) *

10(r) Stock Purchase Warrant issued to Alexander Dunham Securities, Inc., dated January 22, 2002. (Incorporated by reference to Exhibit 10(e) of December 2001 Form 10-Q) *

10(s) Stock Purchase Warrant issued to Bristol Investment Fund, Ltd., dated January 22, 2002. (Incorporated by reference to Exhibit 10(f) of December 2001 Form 10-Q) *

10(t) Security Agreement between the Company and Bristol Investment Fund, Ltd., dated January 22, 2002. (Incorporated by reference to Exhibit 10(g) of December 2001 Form 10-Q) *

10(u) Convertible Promissory Note between the Company and Stonestreet Limited Partnership, dated November 7, 2001. (Incorporated by reference to Exhibit 10(h) of December 2001 Form 10-Q) *

10(v) Convertible Note Purchase Agreement between the Company and Stonestreet Partnership, dated November 7, 2001. (Incorporated by reference to Exhibit 10(i) of December 2001 Form 10-Q) *

10(w) Registration Rights Agreement between the Company and Stonestreet Limited Partnership, dated November 7, 2001. (Incorporated by reference to Exhibit 10(j) of December 2001 Form 10-Q) *

10(x) Stock Purchase Warrant issued to Stonestreet Limited Partnership, dated November 7, 2001 . (Incorporated by reference to Exhibit 10(k) of December 2001 Form 10-Q *

10(y) Acquisition Agreement between the Company and Dream Canvas, Inc., dated May 17, 2002; subject to completion of its terms. (Incorporated by reference to Exhibit 10(y) of Form 10-K filed * November 18, 2002.)

10(z) Closing Agreement between the Company and Quik Pix, Inc., dated July 23, 2002, subject to completion of its terms. (Incorporated by reference to Exhibit 10(z) of Form 10-K filed November 18, 2002.) *

10(aa) Agreement to Acquire Shares between the Company and Greenland Corporation, dated August 5, 2002, subject to completion of its terms.(Incorporated by reference to Exhibit 10(aa) to Form 10-K filed November 18, 2002.) *

10(ab) Acquisition Agreement, dated December 13, 2002, between the Company and Baseline Worldwide, Limited. (Incorporated by reference to Exhibit 99.3 of Form 8-K filed December 19, 2002.) *

10(ac) Secured Promissory Note in the amount of $2,250,000 issued by the Company to Greenland Corporation, dated January 7, 2003. (Incorporated by reference to Exhibit 99.1 of Form 8-K filed January 21, 2003.) *

10(ad) Security Agreement, dated January 7, 2003, between the Company and Greenland Corporation. (Incorporated by reference to Exhibit 99.2 of Form 8-K filed January 21, 2003.) *

10(ae) Agreement to Acquire Shares, dated August 9, 2002 between the Company and Greenland Corporation. (Incorporated by reference to Exhibit 99.3 of Form 8-K filed January 21, 2003.) *

10(af) Closing Agreement, dated January 7, 2003, between the Company and Greenland Corporation. (Incorporated by reference to Exhibit 99.4 of Form 8-K filed January 21, 2003.) *

10(ag) Share Acquisition Agreement, dated June 12, 2002, between the Company and Quik Pix, Inc. (Incorporated by reference to Exhibit
            99.5 of Form 8-K filed January 21, 2003.) *

10(ah) Closing Agreement, dated July 23, 2002, between the Company and Quik Pix, Inc. (Incorporated by reference to Exhibit 99.6 of Form 8-K filed January 21, 2003.) *

10(ai) Stock Purchase Agreement among the Company, Greenland Corporation, and ExpertHR- Oklahoma, dated March 18, 2003. (Incorporated by reference to Exhibit 10(j) to Form 10-Q filed May 20, 3003). *

10(aj) Assignment of Patent between John Capezzuto and Quik Pix, Inc. dated January 14, 2003. *

10(ak) Promissory Note between the Company and John Capezzuto dated June 1, 2003 (signed June 9, 2003).. *

10(al)      Promissory Note between the Company and John Capezzuto dated June 9,
            2003 *

10(am) Agreement and Assignment of Rights, dated February 1, 2003, between Accord Human Resources, Inc. and Greenland Corporation, and Imaging Technologies. (Incorporated by reference to Exhibit 10(k) of Form 10-KSB filed April 7, 2003 by Greenland Corporation.) *

10(an) Agreement and Assignment of Rights, dated March 1, 2003, between StaffPro Leasing 2, Greenland Corporation, and ExpertHR. (Incorporated by reference to Exhibit 10(l) of Form 10-KSB filed April 7, 2003 by Greenland Corporation.) *

10(ao) Promissory Note, dated March 1, 2003, payable to StaffPro Leasing 2 by Greenland Corporation. (Incorporated by reference to Exhibit 10(k) of Form 10-KSB filed April 7, 2003 by Greenland Corporation.)
            *

10(ap) Agreement to Acquire Shares between the Company and The Christensen Group, et al, dated April 1, 2003. *

10(aq) Agreement and Assignment of Rights, dated October 24, 2003, between SourceOne Group, Inc. and ePEO Link, incorporated by reference to
            Exhibit 10(a) of Form 10-Q, filed November 24, 2003. *

10(ar) Alpha Capital Aktiengsellschaft December 17, 2003 convertible note, incorporated by reference to Exhibit 10(a) to Form 10-QSB, filed February 13, 2004. *

10(ar) Alpha Capital Aktiengsellschaft December 17, 2003 warrant, incorporated by reference to Exhibit 10(b) to Form 10-QSB, filed February 13, 2004. *

10(as) Gamma Opportunity Capital Partners, LP December 17, 2003 convertible note ,incorporated by reference to Exhibit 10(c) to Form 10-QSB, filed February 13, 2004. *

10(at) Gamma Opportunity Capital Partners, LP December 17, 2003 warrant, incorporated by reference to Exhibit 10(d) to Form 10-QSB, filed February 13, 2004. *

10(au) Longview Fund, LP December 17, 2003 convertible note , incorporated by reference to Exhibit 10(e) to Form 10-QSB, filed February 13, 2004. *

10(av) Longview, LP December 17, 2003 warrant , incorporated by reference to Exhibit 10(f) to Form 10-QSB, filed February 13, 2004. *

10(aw) Stonestreet Limited Partnership December 17, 2003 convertible note, incorporated by reference to Exhibit 10(g) to Form 10-QSB, filed February 13, 2004. *

10(ax) Stonestreet Limited Partnership December 17, 2003 warrant, incorporated by reference to Exhibit 10(h) to Form 10-QSB, filed February 13, 2004. *

10(ay) Subscription Agreement December 17, 2003 , incorporated by reference to Exhibit 10(i) to Form 10-QSB, filed February 13, 2004. *

10(az) Agreement of Acquisition between the Company and Quik Pix, Inc., dated April 16, 2004, incorporated by reference to Exhibit 10.1 to Form 10-QSB, filed May 19, 2004. *

23.1        Consent of Naccarato $ Associates (Included in opinion filed as
            Exhibit 5.1) **

23.2        Consent of Pohl, McNabola, Berg & Company LLP **


All exhibits except those followed by an asterisk (**) are incorporated by reference only and a copy is not included in this Form 10-K filing. Those exhibits followed by a double asterisk (**) are included as part of this filing.

(b) REPORTS ON FORM 8-K

The Company's report on Form 8-K dated March 4, 2004

ITEM  2.  DISPOSITION  OF  ASSETS.

In January 2003, the Registrant ("ITEC" or the "Company) and Greenland Corporation ("GRLC") completed a stock purchase transaction whereby ITEC became the majority shareholder of GRLC. Since January 2003, GRLC has been a subsidiary of ITEC.

UNDERTAKINGS

The undersigned registrant hereby undertakes that it will:

Undertaking  (a)

(1) File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

            (i) Include any prospectus required by section 10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act");

            (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information set forth in the registration statement; and arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) under the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of the Registration Fee" table in the effective registration statement.

            iii) Include any additional or changed material information on the plan of distribution.

(2) For determining any liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

(3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

(4) For purposes of determining any liability under the Securities Act, treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Company pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act as part of this registration statement as of the time it was declared effective.

(5) For determining any liability under the Securities Act, treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of San Diego, CA, 92127.

Registrant:       Dalrada Financial Corporation


Signature                         Title                            Date
---------                         -----                            ----

By:        /s/ Brian Bonar        Chief Executive Officer and      May 13, 2005
           Brian Bonar            Director

                                POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints, Brian Bonar as his attorney-in-fact, each with full power of substitution and resubstitution, for him or her in any and all capacities, to sign any and all amendments to this Annual Report on Form 10-K (including post-effective amendments), and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming that said attorney-in-fact, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Exchange Act of 1934, this Annual Report on Form SB2 has been signed below by the following persons in the capacities and on the dates indicated.

SIGNATURE                     TITLE                                      DATE
---------                     -----                                      ----

/s/ Brian Bonar               Chairman of the Board of Directors,        May 13, 2005
-----------------------       Chief Executive Officer, and
Brian Bonar                   (Principal Executive Officer)

/s/ Robert A. Dietrich        Director                                   May 13, 2005
-----------------------
Robert A. Dietrich

/s/ Eric W. Gaer              Director                                   May 13, 2005
-----------------------
Eric W. Gaer

/s/ Stephen J. Fryer          Director                                   May 13, 2005
-----------------------
Stephen J. Fryer

/s/ Richard H. Green          Director                                   May 13, 2005
-----------------------
Richard H. Green

/S/ Randall Jones             CFO and Principal Accounting Officer       May 13, 2005
-----------------------
Randall Jones


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